This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you are urged to consult your broker, dealer, bank manager, lawyer, accountant or other professional advisor. This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer (as defined below) is not being made to Warrantholders (as defined below) in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of that jurisdiction. However, Hammerhead (as defined below) may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and to extend this Offer to Warrantholders in such jurisdiction in accordance with applicable laws.

This Offer has not been approved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.

For U.S. Warrantholders: Enforcement by U.S. Warrantholders of civil liabilities under U.S. federal and state securities laws may be adversely affected by the fact that Hammerhead is incorporated under the Business Corporations Act (Alberta) and located in Canada, and that certain of its directors and officers and the experts named in the Offer are non-residents of the United States.

April 27, 2023

OFFER TO PURCHASE UP TO 20,000,000 OF ITS WARRANTS

AT A PURCHASE PRICE OF US$1.00 PER WARRANT

Hammerhead Energy Inc. ("Hammerhead", the "Corporation", "we" or "us") invites our holders (the "Warrantholders") of warrants to purchase Class A common shares (the "Warrants") to tender, for purchase and cancellation by the Corporation, Warrants at a purchase price of US$1.00 per Warrant (the "Purchase Price"). The invitation and all tenders of Warrants are subject to the terms and conditions set forth in this offer to purchase (the "Offer to Purchase"), the accompanying Issuer Bid Circular (the "Circular") and the related Letter of Transmittal and Notice of Guaranteed Delivery (which together constitute the "Offer").

The Offer commences on the date hereof and expires at 5:00 p.m. (Eastern Daylight Time) on June 2, 2023, unless withdrawn, extended or varied by Hammerhead (such time on such date, the "Expiration Date"). Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. The Offer is not conditional upon the receipt of financing or any minimum number of Warrants being tendered. The Offer is, however, subject to other conditions and Hammerhead reserves the right, subject to applicable laws, to withdraw the Offer and not take up and pay for any Warrants tendered under the Offer if certain events occur. See "Offer to Purchase - Conditions of the Offer".

If the aggregate purchase price for the Warrants properly tendered and not withdrawn pursuant to the Offer (the "Tendered Warrants") by Warrantholders (the "Tendering Warrantholders") exceeds US$20,000,000, then the Tendered Warrants will be purchased on a pro rata basis according to the number of Warrants tendered (or deemed to be tendered) by the Tendering Warrantholders (with adjustments to avoid the purchase of fractional Warrants), except that "Odd Lot" tenders (as described herein) will not be subject to pro-ration. See "Offer to Purchase - Number of Warrants and Pro-Ration".

The Purchase Price and the aggregate amount payable to Tendering Warrantholders (net of applicable withholding taxes, if any) will be denominated in U.S. dollars. Hammerhead will pay for Warrants tendered in U.S. dollars. See "Offer to Purchase - Taking Up and Payment for Tendered Warrants".

All tendered Warrants not purchased, including all Warrants not purchased due to pro-ration and Warrants not accepted for purchase, will be returned to the Tendering Warrantholder promptly after the Expiration Date or termination of the Offer without expense to the Tendering Warrantholder.

As of April 26, 2023, there were 28,549,991 Warrants issued and outstanding and, accordingly, the Offer is for a maximum of approximately 70.1% of the total number of issued and outstanding Warrants.

The Warrants are listed and posted for trading on The Nasdaq Stock Market LLC ("Nasdaq") and on the Toronto Stock Exchange (the "TSX") under the symbols "HHRSW" and "HHRS.WT", respectively. On April 26, 2023, the closing price of the Warrants on Nasdaq was US$1.01 per Warrant and on the TSX was Cdn$1.40 per Warrant. Warrantholders are urged to obtain current market quotations for the Warrants.

Hammerhead's Board of Directors has approved the Offer. However, none of Hammerhead, its Board of Directors or Computershare Investor Services Inc., the depositary for the Offer (the "Depositary"), makes any recommendation to any Warrantholder as to whether to tender or refrain from tendering Warrants under the Offer. Warrantholders must make their own decisions as to whether to tender Warrants under the Offer, and, if so, how many Warrants to tender.

The Corporation's directors and executive officers do not hold any Warrants. Riverstone Global Energy and Power Fund V (Cayman), L.P. ("Riverstone Fund V") and certain of its direct or indirect wholly-owned subsidiaries (the "Riverstone Fund V Entities") are the beneficial owners of 12,737,500 Warrants, which represent approximately 44.6% of the issued and outstanding Warrants. The Riverstone Fund V Entities have advised the Corporation that they are considering tendering all or part of their Warrants in connection with the Offer; however, the Riverstone Fund V Entities have not entered into any agreement with the Corporation to tender their Warrants nor made any final decision to tender their Warrants as of the date hereof.

As of the date hereof, the Riverstone Fund V Entities and their affiliates also own or control, directly or indirectly, 78,197,457 Shares (as defined below) representing approximately 86.0% of the outstanding Shares as at April 26, 2023, which are valued at US$645,129,020.25 based on the closing trading price of the Shares of US$8.25 on the Nasdaq on April 26, 2023, the last trading day prior to the commencement of the Offer. The Riverstone Fund V Entities have advised the Corporation of their view that the elimination or a reduction of outstanding Warrants and their potential dilutive effect may have a positive impact on the value of the Shares and that this will be considered by the Riverstone Fund V Entities in their evaluation of whether to tender Warrants in connection with the Offer.

Warrantholders should carefully consider all relevant factors with their own financial advisors, including the income tax consequences of tendering Warrants under the Offer. See "Issuer Bid Circular - Income Tax Consequences".

Warrantholders wishing to tender all or any portion of their Warrants pursuant to the Offer must comply in all respects with the delivery procedures described herein. See "Offer to Purchase - Procedure for Tendering Warrants".

The Offer expires at 5:00 p.m. (Eastern Daylight Time) on June 2, 2023, unless withdrawn, extended or varied.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER, HOWEVER, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE CORPORATION OR THE BOARD OF DIRECTORS AS TO WHETHER WARRANTHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING WARRANTS PURSUANT TO THE OFFER. OUR DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE, THE CIRCULAR, THE LETTER OF TRANSMITTAL OR THE NOTICE OF GUARANTEED DELIVERY IS CORRECT AS OF ANY TIME OTHER THAN THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAVE BEEN NO CHANGES IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR THE AFFAIRS OF HAMMERHEAD OR ANY OF ITS SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN AS SET FORTH IN THIS OFFER. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION, THE BOARD OF DIRECTORS, VALUATION RESEARCH CORPORATION ("VRC") OR THE DEPOSITARY.

No Canadian, U.S. or foreign commission has approved or disapproved of the Offer or passed upon the merits or fairness of the Offer or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase or the Circular. Any representation to the contrary is unlawful and may be a criminal offense.

Any questions or requests for information regarding the Offer should be directed to the Depositary at the addresses and telephone numbers of the Depositary set forth below. You may request additional copies of this Offer to Purchase, the Circular and the related Letter of Transmittal and Notice of Guaranteed Delivery from the Depositary, which will promptly furnish to Warrantholders additional copies of these materials at the Corporation's expense.

The Depositary for the Offer is:

Computershare Investor Services Inc.

Regular Mail:

Computershare Investor Services Inc.

P.O. Box 7021

31 Adelaide Street East
Toronto, ON M5C 3H2
Attention: Corporate Actions

Registered Mail, Hand or Courier:

8th Floor, 100 University Ave
Toronto, ON M5J 2Y1
Attention: Corporate Actions

For inquiries only:

Toll Free (within North America): 1 (800) 564-6253

Telephone (outside North America): 1 (514) 982-7555
Email: corporateactions@computershare.com

INFORMATION FOR U.S. WARRANTHOLDERS

The Corporation has filed with the U.S. Securities and Exchange Commission (the "SEC") a Schedule TO with respect to the Offer, pursuant to Section 13(e)(1) of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 13e-4(c)(2) promulgated thereunder. See "Additional Information".

THE OFFER HAS NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND CIRCULAR AND ANY RELATED DOCUMENTS, AND ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

The enforcement by Warrantholders of civil liabilities under U.S. federal and state securities laws may be adversely affected by the fact that Hammerhead is incorporated under the laws of Alberta, that some of its officers and directors and some of the experts named in this Offer to Purchase and Circular are residents of countries other than the United States, and that all of the assets of Hammerhead and some of the assets of such persons are located outside the United States. It may be difficult to effect service of process on Hammerhead, its officers and directors and the experts named in this Offer to Purchase and Circular. In addition, U.S. Warrantholders should not assume that courts in Canada or in the countries where such directors and officers reside or in which Hammerhead's non-U.S. assets or the assets of such persons are located: (i) would enforce judgments of U.S. courts obtained in actions against Hammerhead or such persons predicated upon civil liability provisions of U.S. federal or state securities laws as may be applicable; or (ii) would enforce, in original actions, any asserted liabilities against Hammerhead, its subsidiaries or such persons predicated upon such laws. Enforcement of any asserted civil liabilities under U.S. securities laws may be further adversely affected by the fact that some or all of the experts named in the Offer may be residents of Canada.

U.S. Warrantholders should be aware that the acceptance of the Offer will have certain tax consequences under United States and Canadian law. See "Issuer Bid Circular - Income Tax Consequences". Warrantholders should consult their own tax advisors with respect to their particular circumstances and tax considerations applicable to them.

Hammerhead is a "foreign private issuer" within the meaning of Rule 3b-4 under the Exchange Act. Consequently, Hammerhead is subject to the reporting requirements under the Exchange Act applicable to foreign private issuers and is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as a U.S. company whose securities are registered under the Exchange Act. Hammerhead is also exempt from the rules and regulations under the Exchange Act related to the furnishing and content of proxy statements. Hammerhead is also not required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material non-public information. In addition, among other matters, Hammerhead's officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Warrants. Additionally, Nasdaq rules allow foreign private issuers to follow home country practices in lieu of certain of Nasdaq's corporate governance rules. As a result, Warrantholders may not have the same protections afforded to warrantholders of companies that are subject to all of the SEC's rules and the Nasdaq corporate governance requirements applicable to U.S. public companies.

Incorporation by Reference

For the purposes of the filing of this document with the SEC, the Corporation's Annual Report on Form 20-F for the year ended December 31, 2022 filed by Hammerhead with the Alberta Securities Commission and the Ontario Securities Commission on March 28, 2023 and with the SEC on March 29, 2023 is incorporated by reference into this Offer to Purchase and Circular. You should read the Annual Report on Form 20-F and any other documents subsequently incorporated by reference herein for important information regarding the Corporation.

In addition, any document filed by the Corporation with, or furnished by the Corporation to, the SEC pursuant to the Exchange Act subsequent to the date hereof and prior to the completion of the Offer shall be deemed to be incorporated by reference in this Offer to Purchase and Circular. For these purposes, upon a new document being deemed to be incorporated by reference in this Offer to Purchase and Circular, the previous applicable document that was incorporated by reference (whether specifically noted above or later deemed to be incorporated by reference, as the case may be), shall be deemed no longer to be incorporated by reference in this Offer to Purchase and Circular, and the Corporation shall file an amendment to the Schedule TO filed with the SEC in connection with the Offer to include such documents as exhibits to its Schedule TO.

Any statement contained in any document incorporated by reference into this Offer to Purchase and Circular shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase and Circular or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase and Circular.

You can obtain any of the documents incorporated by reference in this Offer to Purchase and Circular from us on the SEC's website at www.sec.gov. Documents incorporated by reference herein are available from us without charge, excluding any exhibits to those documents (unless any exhibits are requested), at our principal executive office located at Suite 2700, 525-8th Avenue S.W., Calgary, Alberta, Canada T2P 1G1. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means.

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FORWARD-LOOKING INFORMATION

This Offer to Purchase and Circular contains forward-looking information and forward-looking statements within the meaning of applicable Canadian and U.S. securities laws (collectively referred to herein as "forward-looking information"). Words such as "may", "will", "expect", "believe", "anticipate", "intend", "could", "estimate", "continue", or the negative or comparable terminology are intended to identify forward-looking information. In addition, any statements that refer to expectations, intentions, projections or other characterizations of future events or circumstances contain forward-looking information. Statements containing forward-looking information are not historical facts but instead represent management's expectations, estimates and projections regarding future events or circumstances. Forward-looking information is information other than historical information or information of current condition, that includes, but is not limited to, information respecting: the terms and conditions of the Offer, including the number of Warrants that the Corporation may purchase in the Offer and the maximum aggregate purchase price, the expected Expiration Date of the Offer, and the date on which the Corporation will announce the final results of the Offer or pay for tendered Warrants; the manner of payment for Warrants purchased pursuant to the Offer, including that, if the aggregate number of Warrants tendered pursuant to the Offer exceeds 20,000,000, Tendered Warrants will be purchased on a pro rata basis; the timelines anticipated for the Offer and the Corporation's ability to complete the Offer on the timelines anticipated; the treatment of "Odd Lot" tenders; that the Corporation expects to fund any purchase of Warrants pursuant to the Offer, including all related fees and expenses, with available cash on hand or by drawing on existing Credit Facilities (as defined herein); the Corporation continuing to have sufficient financial resources and working capital and the Offer not being expected to preclude the Corporation from pursuing its foreseeable business opportunities or the future growth of the Corporation's business; the satisfaction or waiver of the conditions to the Offer; the extent to which Warrantholders may determine to tender their Warrants in connection with the Offer; the intentions of the Corporation's officers, directors and other insiders to participate in the Offer; the purchase of the Warrants under the Offer being in the best interests of the Corporation and reasons for which the Corporation's Board of Directors believes that the Offer is in the best interest of the Corporation, including that the Offer will improve shareholder confidence and maximize shareholder value; the Corporation's status as a reporting issuer and the expected continued listing of the Warrants on the TSX and the Nasdaq; that the purchase of Warrants pursuant to the Offer will not result in the Warrants becoming eligible for deregistration under the Exchange Act; the anticipated costs and expenses that will be incurred by the Corporation in connection with the Offer; potential tax consequences to Warrantholders in connection with tendering Warrants pursuant to the Offer; the accounting treatment of the Offer; and any possible future purchases by the Corporation in respect of the Warrants.

Forward-looking information involves known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those in forward-looking information due to various factors. All of the forward-looking information contained herein is qualified by the assumptions that are stated or inherent in such forward-looking information, including the assumptions listed below. Although Hammerhead believes that these assumptions are reasonable, this list is not exhaustive of the factors that may affect any of the forward-looking information and the reader should not place an undue reliance on these assumptions and such forward-looking information. The key assumptions that have been made in connection with the forward-looking information include; the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions; and expectations and projections made in light of, and generally consistent with, Hammerhead's historical experience and its perception of historical trends. There can be no assurance that the underlying assumptions will prove to be correct.

Hammerhead's actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Such risks and uncertainties, certain of which are beyond Hammerhead's control, include, but are not limited to: changes in general economic, market and business conditions; industry conditions, including as a result of demand and supply effects resulting from the COVID-19 pandemic; actions by governmental or regulatory authorities including increasing taxes and changes in investment or other regulations; changes in tax laws, royalty regimes and incentive programs relating to the oil and gas industry; Hammerhead's success at acquisition, exploitation and development of reserves; unexpected drilling results; changes in commodity prices, currency exchange rates, net capital expenditures, reserves or reserves estimates and debt service requirements; the occurrence of unexpected events involved in the exploration for, and the operation and development of, oil and gas properties, including hazards such as fire, explosion, blowouts, cratering, and spills, each of which could result in substantial damage to wells, production and processing facilities, other property and the environment or in personal injury; changes or fluctuations in production levels; delays in anticipated timing of drilling and completion of wells; individual well productivity; competition from other producers; the lack of availability of qualified personnel or management; credit risk; the adoption of new environmental laws and regulations; changes in or interpretation of royalty, tax, environmental, greenhouse gas, carbon, accounting and other laws or regulations, including potential environmental liabilities that are not covered by an effective indemnity or insurance; ability to comply with current and future environmental or other laws; stock market volatility and market valuations; liabilities inherent in oil and natural gas operations; competition for, among other things, capital, acquisitions of reserves, undeveloped lands and skilled personnel; incorrect assessments of the value of acquisitions; geological, technical, drilling and processing problems and other difficulties in producing petroleum reserves; ability to obtain required approvals of regulatory authorities; future capital investment; our ability to generate sufficient cash flow to meet obligations, operate our business, remain in compliance with debt covenants and make payments on our indebtedness, with a substantial amount of indebtedness; currency fluctuations, including an increase in the value of the Canadian dollar against the U.S. dollar; risks associated with technology, including electronic, cyber and physical security breaches; business interruption or unexpected technical difficulties, including impact of weather; counterparty and credit risk; labor interruptions and difficulties; ability to access sufficient capital from internal and external sources to fund the Purchase Price and other expenditures and capital and operating requirements; that the purchase of Warrants under the Offer may cause the Warrants to fall below the public distribution requirements of the TSX and NASDAQ; and other risks described under "Key Information - Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" in the Annual Report on Form 20-F filed by Hammerhead with the Alberta Securities Commission and the Ontario Securities Commission (collectively, the "Commissions") on March 28, 2023 (available under the Corporation's System for Electronic Document Analysis and Retrieval ("SEDAR") profile at www.sedar.com) and filed by the Corporation with the SEC, as well as in the other documents the Corporation has filed with the Commissions and the SEC.

Other factors could also cause the Corporation's expectations regarding the Offer to differ materially from those expressed or implied by the forward-looking statements, including with respect to the Corporation's ability to complete the Offer on the timelines anticipated; failure to complete the Offer due to conditions to the Offer not being satisfied or waived; the Corporation's expectation that any purchases of Warrants pursuant to the Offer will be funded with available cash on hand or by drawing on existing Credit Facilities; the Corporation continuing to have sufficient financial resources and working capital following the completion of the Offer; the Offer not precluding the Corporation from pursuing future business opportunities; the anticipated benefits of the Offer; the extent to which Warrantholders determine to tender their Warrants pursuant to the Offer; and the Corporation's status as a reporting issuer and the continued listing of the Warrants on the TSX and Nasdaq.

With respect to forward-looking statements contained in this Offer, Hammerhead has made assumptions regarding, but not limited to: conditions in general economic and financial markets; effects of regulation by governmental agencies; current and future commodity prices and royalty regimes; future exchange rates; royalty rates; future operating costs; future transportation costs and availability of product transportation capacity; availability of skilled labor; availability of drilling and related equipment; timing and amount of net capital expenditures; the impact of increasing competition; the price of crude oil and natural gas; that the Corporation will have sufficient cash flow, debt or equity sources or other financial resources required to fund its capital and operating expenditures and requirements as needed; that the Corporation's conduct and results of operations will be consistent with its expectations; that the Corporation will have the ability to develop the Corporation's properties in the manner currently contemplated; current or, where applicable, proposed assumed industry conditions, laws and regulations will continue in effect or as anticipated; the estimates of the Corporation's production and reserves volumes and the assumptions related thereto (including commodity prices and development costs) are accurate in all material respects; the impact and duration of ongoing global events and the ability of the Corporation to carry on its operations as currently contemplated in light of such events; and that the Corporation will have cash on hand and will be able to draw on its Credit Facilities to fund the Offer.

All of the forward-looking information contained in this Offer to Purchase and Circular is expressly qualified by the foregoing cautionary statements. Accordingly, you should not rely on these forward-looking statements, which speak only as of the date of this Offer to Purchase and Circular. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this Offer to Purchase and Circular or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks described in the reports we will file from time to time with the SEC and on SEDAR after the date of this Offer to Purchase and Circular. You should read this entire Offer to Purchase and Circular and consult your own professional advisors to ascertain and assess the income tax, legal, risk factors and other aspects of the Offer on your investment in the Warrants.

Although we believe the expectations reflected in the forward-looking statements were reasonable at the time made, we cannot guarantee future results, level of activity, performance or achievements. You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward looking statements contained in this Offer to Purchase and Circular and any subsequent written or oral forward-looking statements that may be issued by the Corporation or persons acting on its behalf.

CURRENCY AND EXCHANGE RATE

All dollar references in this Offer to Purchase and the Circular are in U.S. dollars (US$), except where otherwise indicated.

On April 26, 2023, the exchange rate for one U.S. dollar expressed in Cdn$ was 1.3625 based upon the Bank of Canada daily average exchange rate.

ADDITIONAL INFORMATION

Hammerhead.  Unless otherwise indicated or the context otherwise requires, all references in this Offer to "we," "our," "us," "the Corporation", "Hammerhead" or similar terms refer to Hammerhead Energy Inc. and its consolidated subsidiaries.

Business Combination. On February 23, 2023 (the "Closing Date"), Hammerhead consummated the previously announced business combination pursuant to a business combination agreement dated as of September 25, 2022 (the "Business Combination Agreement" and the transactions contemplated thereby, collectively, the "Business Combination"), by and among Decarbonization Plus Acquisition Corporation IV, a Cayman Islands exempted company ("DCRD"), Hammerhead Resources Inc., an Alberta corporation ("HHR"), Hammerhead Energy Inc., an Alberta corporation and wholly owned subsidiary of Hammerhead ("NewCo"), and 2453729 Alberta ULC, an Alberta unlimited liability corporation and wholly owned subsidiary of DCRD ("AmalCo"), which provided for, among other things and subject to the terms and conditions contained in the Business Combination Agreement, and the accompanying plan of arrangement (the "Plan of Arrangement"): (a) the continuation of DCRD from the Cayman Islands to the Province of Alberta, Canada and domestication as an Alberta corporation (the "Domestication"); (b) the amalgamation of DCRD with NewCo (the "SPAC Amalgamation") to form the Corporation, with NewCo surviving the SPAC Amalgamation as the Corporation; and (c) on the Closing Date, the amalgamation of HHR with AmalCo (the "Corporation Amalgamation") to form Hammerhead Resources ULC, a wholly owned subsidiary of the Corporation, in accordance with the terms of the Plan of Arrangement.

Pursuant to the SPAC Amalgamation, among other things: (a) each DCRD Class A ordinary share, par value $0.0001 per share (the "DCRD Class A Ordinary Shares") issued and outstanding (which, pursuant to the Domestication, was exchanged for one Class A common share of DCRD) immediately prior to the effective time of the SPAC Amalgamation (the "SPAC Amalgamation Effective Time") was exchanged, on a one-for-one basis, for a Class A common share in the authorized share capital of the Corporation (a "Share"); (b) each DCRD Class B ordinary share, par value US$0.0001 per share (the "DCRD Class B Ordinary Shares") issued and outstanding (which, pursuant to the Domestication, was exchanged for one Class B common share of DCRD) immediately prior to the SPAC Amalgamation Effective Time was exchanged, on a one-for-one basis, for a Class B common share in the authorized share capital of the Corporation (a "Class B Share"); (c) each common share of NewCo outstanding was exchanged for one Share; (d) each DCRD Private Placement Warrant (as defined herein) and DCRD Public Warrant (as defined herein) issued and outstanding immediately prior to the SPAC Amalgamation Effective Time was exchanged for a Warrant; (e) each unit of DCRD, consisting of one DCRD Class A Ordinary Share and one-half of one DCRD warrant (a "DCRD Unit"), issued and outstanding immediately prior to the SPAC Amalgamation Effective Time was exchanged for one unit of the Corporation representing one Share and one-half of one Warrant; and (f) the Share held by HHR was purchased for cancellation for cash equal to the subscription price for such common share of NewCo.

On the Closing Date, prior to the Corporation Amalgamation, among other things: (a) the articles of HHR were amended to authorize a new class of common shares in the capital of HHR having the rights, privileges and restrictions set forth in the Plan of Arrangement (the "Hammerhead Class B Common Shares") and concurrently, all of the issued and outstanding Hammerhead Common Shares were re-designated as Class A Common Shares in the capital of HHR (the "Hammerhead Class A Common Shares", and, together with the Hammerhead Class B Common Shares, the "Hammerhead Common Shares"); (b) each Hammerhead Class A Common Share held by certain employee borrowers was exchanged for one Hammerhead Class B Common Share; (c) each then issued and outstanding Class B Share was exchanged for one Share pursuant to the articles of the Corporation adopted at the time of the Corporation Amalgamation, in accordance with the Plan of Arrangement; and (d) each warrant to purchase Hammerhead Common Shares was either exchanged for Hammerhead Class A Common Shares or cash, in each case, in accordance with the Plan of Arrangement. On the Closing Date, pursuant to the Corporation Amalgamation, among other things: (a) each then issued and outstanding preferred share of Hammerhead (the "Hammerhead Preferred Shares", and together with the Hammerhead Common Shares, the "Hammerhead Shares") was exchanged for Shares; (b) each then issued and outstanding option to purchase Hammerhead Common Shares and share award to purchase Hammerhead Common Shares was exchanged for an option to purchase Shares (the "Legacy Options") and a share award to purchase Shares (the "Legacy RSUs"), as applicable; and (c) each then issued and outstanding Hammerhead Common Share was exchanged for Shares, in each case, in accordance with the Plan of Arrangement.

Following the Closing Date, the Shares and the Warrants are traded on the Nasdaq under the symbols "HHRS" and "HHRSW", respectively, and on the TSX under the symbols "HHRS" and "HHRS.WT", respectively.

For further information in respect of the Business Combination, see the Annual Report on Form 20-F filed by Hammerhead with the Commissions on March 28, 2023 (available under the Corporation's SEDAR profile at www.sedar.com) and filed by the Corporation with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"), which may be accessed at www.sec.gov., as well as in the other documents the Corporation has filed with the Commissions and the SEC.

Availability of Reports and Other Information. The Corporation is subject to the continuous disclosure requirements of applicable Canadian securities laws and the rules of the TSX and Nasdaq, as well as the reporting requirements of the Exchange Act, and in accordance therewith, files periodic reports and other information with Canadian provincial and territorial securities regulators, the TSX, Nasdaq and the SEC relating to Hammerhead's business, financial condition and other matters. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC a Schedule TO, which includes additional information relating to the Offer. Warrantholders may access documents filed with Canadian provincial and territorial securities regulators through the Corporation's SEDAR profile at www.sedar.com. Warrantholders may access documents filed with or furnished to the SEC through EDGAR, which may be accessed at www.sec.gov.

Historical Financial Information. The Annual Report on Form 20-F incorporated by reference herein contains: (a) HHR's audited consolidated financial statements as at December 31, 2022 and 2021 and for each of the years in the three-year period ended December 31, 2022 and related notes; and (b) the Corporation's audited financial statements and related notes as of December 31, 2022 and for the period from September 1, 2022 (inception) to December 31, 2022 (collectively, the "Annual Financial Statements"). The Annual Financial Statements are reported in Canadian dollars and are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, Hammerhead has filed with the SEC a Schedule TO which contains additional information with respect to the Offer. This Offer to Purchase and Circular, which constitutes a part of the Schedule TO, does not contain all of the information set forth in the Schedule TO.

The Corporation has not authorized any person to make any recommendation on its behalf as to whether a Warrantholder should tender or refrain from tendering its Warrants pursuant to the Offer. Warrantholders should rely only on the information contained in this document. The Corporation has not authorized anyone to provide Warrantholders with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase, the Circular, the Schedule TO or in the related Letter of Transmittal or Notice of Guaranteed Delivery. If anyone makes any recommendation or gives any information or representation, Warrantholders must not rely upon that recommendation, information or representation as having been authorized by the Corporation, its Board of Directors, VRC or the Depositary. We also urge Warrantholders to consult their own financial, legal, investment and tax advisors.

Information on or connected to our website, even if referred to in documents incorporated by reference in this Offer to Purchase and Circular, do not constitute part of this Offer to Purchase and Circular.

Unless another date is specified herein, Warrantholders should not assume that the information contained in or incorporated by reference in this Offer to Purchase and Circular is accurate as of any date other than the date of this Offer to Purchase and Circular.

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TABLE OF CONTENTS

SUMMARY

This summary is solely for the convenience of Warrantholders and is qualified in its entirety by references to the full text and more specific details of the Offer to Purchase and accompanying Circular. We urge you to read the entire Offer to Purchase, Circular, Letter of Transmittal and Notice of Guaranteed Delivery carefully and in their entirety as they contain a complete discussion of the Offer. We have included in this summary references to sections of certain of these documents where you will find a more complete description of the topics summarized below.

Who is offering to purchase my Warrants?	Hammerhead Energy Inc., which we refer to as "we", "us", "Hammerhead" or the "Corporation".

Why is Hammerhead making the Offer?

The Offer is being made to all Warrantholders. The purpose of the Offer is to reduce the number of Warrants outstanding and thereby reduce the number of Shares that would become outstanding upon the exercise of Warrants. Hammerhead believes that the Offer represents an opportunity for Warrantholders to realize immediate liquidity and certainty of value, without the need to exercise Warrants and incur brokerage commissions and other expenses in order to dispose of the Shares issued upon the exercise of such Warrants. The Offer would also simplify the Corporation's capital structure and reduce the potential dilution to shareholders that may result from any future exercise of the Warrants, while promoting shareholder confidence and maximizing value for existing holders of Shares. See "Issuer Bid Circular - Purpose and Effect of the Offer".

What will the Purchase Price for the Warrants be and what will be the form of payment?

The Purchase Price for the Warrants pursuant to the Offer is US$1.00 per Warrant. If a Warrantholder's Warrants are purchased under the Offer, that Warrantholder will be paid the Purchase Price (subject to applicable withholding taxes, if any) in cash, without interest, promptly following the expiration of the Offer. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. See "Offer to Purchase - Purchase Price".

How many Warrants will Hammerhead purchase in the Offer?

We are offering to purchase Warrants that have an aggregate purchase price not exceeding US$20,000,000, being a maximum of 20,000,000 Warrants. See "Offer to Purchase - Number of Warrants and Pro-Ration".

What will happen if Warrants with an aggregate purchase price of more than US$20,000,000 are tendered in the Offer?

If the aggregate purchase price for the Warrants properly tendered and not withdrawn pursuant to the Offer exceeds US$20,000,000, then we will purchase the Tendered Warrants on a pro rata basis according to the number of Warrants tendered (or deemed to be tendered) by the Tendering Warrantholders (with adjustments to avoid the purchase of fractional Warrants), except that "Odd Lot" tenders will not be subject to pro-ration. See "Offer to Purchase - Number of Warrants and Pro-Ration".

What do I do if I own an "Odd Lot" of Warrants?

If you beneficially own fewer than 100 Warrants as of the Expiration Date and you tender all such Warrants, we will accept for purchase, without pro-ration but otherwise subject to the terms and conditions of the Offer, all of your Warrants tendered. You should check the appropriate place in Box D - "Odd Lots" in the Letter of Transmittal. Furthermore, partial tenders will not qualify for this preference. This preference is not available to a Warrantholder who holds separate certificates for fewer than 100 Warrants or holds fewer than 100 Warrants in different accounts if such Warrantholder beneficially owns in the aggregate 100 or more Warrants. See "Offer to Purchase - Number of Warrants and Pro-Ration".

How will Hammerhead pay for the Warrants?

We intend to fund any purchases of Warrants pursuant to the Offer from cash on hand and by drawing on our Credit Facilities. The Offer is not conditional upon the receipt of financing. See "Issuer Bid Circular - Source of Funds".

How long do I have to tender my Warrants?

You may tender your Warrants until the Offer expires. The Offer will expire on June 2, 2023, at 5:00 p.m. (Eastern Daylight Time), unless we extend it. We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See "Offer to Purchase - Extension and Variation of the Offer". If a broker, dealer, commercial bank, trust company or other nominee holds your Warrants, it is likely that, for administrative reasons, it has an earlier deadline for you to act to instruct them to tender Warrants on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to confirm any earlier deadline. The Corporation does not currently intend to provide for any subsequent offering period following the Expiration Date. See "Offer to Purchase - The Offer" and "Offer to Purchase - Extension and Variation of the Offer".

Are there any conditions to the Offer?

Yes. The Offer is subject to a number of conditions, such as the absence of court and governmental action prohibiting the Offer and changes in general market conditions that, in our judgment, are or may be materially adverse to us. See "Offer to Purchase - Conditions of the Offer".

How do I tender my Warrants?

To tender Warrants pursuant to the Offer, you must: (a) deliver by the Expiration Date the certificates for all tendered Warrants in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (with signatures that are guaranteed if so required in accordance with the Letter of Transmittal), and any other documents required by the Letter of Transmittal, to the Depositary, at one of the addresses listed in the Letter of Transmittal; (b) follow the guaranteed delivery procedure described under "Offer to Purchase - Procedure for Tendering Warrants"; or (c) transfer all tendered Warrants pursuant to the procedures for book-entry transfer described under "Offer to Purchase - Procedure for Tendering Warrants", prior to 5:00 p.m. (Eastern Daylight Time) on the Expiration Date. If your Warrants are held through a broker, dealer, commercial bank, trust company or other nominee, you must request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you wish to tender Warrants held through the Direct Registration System ("DRS"), you are only required to complete the Letter of Transmittal and have it delivered to the Depositary, and you do not need to obtain and deliver Warrant certificates for these holdings. You may also contact the Depositary for assistance. See "Offer to Purchase - Procedure for Tendering Warrants" and the instructions to the related Letter of Transmittal.

What is the recent trading price of the Warrants?

On April 26, 2023, the closing price of the Warrants on Nasdaq was US$1.01 per Warrant and on the TSX was Cdn$1.40 per Warrant. Warrantholders are urged to obtain current market quotations for the Warrants. During the period from February 27, 2023, the date the Warrants commenced trading on the TSX and Nasdaq, and April 26, 2023, the price of the Warrants on the TSX has ranged from a low of Cdn$0.90 to a high of Cdn$1.78 per Warrant and on Nasdaq has ranged from a low of US$0.80 to a high of US$1.19 per Warrant. See "Issuer Bid Circular – Price Range and Trading Volume of the Warrants".

What will happen if I do not tender my Warrants?

If you do not tender your Warrants in connection with the Offer, you will continue to hold the number of Warrants that you owned before the Offer and your proportionate Warrant ownership interest in Hammerhead may increase to the extent we purchase Warrants pursuant to the Offer. Upon the completion of the Offer, the amount of Hammerhead's future cash assets will be reduced and/or its liabilities increased by the amount paid and expenses incurred in connection with the Offer. See "Issuer Bid Circular - Purpose and Effect of the Offer".

Once I have tendered Warrants in the Offer, can I withdraw my tender?

Yes. You may withdraw any Warrants you have tendered: (a) at any time prior to the Expiration Date; (b) at any time if the Warrants have not been taken up by the Corporation before actual receipt by the Depositary of a notice of withdrawal in respect of such Warrants; (c) at any time after 40 business days from the commencement of the Offer if the Corporation has not yet accepted the Warrants for payment; (d) if the Warrants have not been paid for by the Corporation within three business days of being taken up; and (e) as otherwise described in "Offer to Purchase - Withdrawal Rights". See "Offer to Purchase - Withdrawal Rights".

How do I withdraw Warrants I previously tendered?

You must deliver, on a timely basis, a written or printed notice of your withdrawal to the Depositary at the address appearing on the back cover page of this document. A notice of withdrawal must specify your name, the number of Warrants to be withdrawn and the name of the registered holder of the withdrawn Warrants. Some additional requirements apply if the Warrant certificates to be withdrawn have been delivered to the Depositary or if your Warrants have been tendered under the procedure for book-entry transfer. See "Offer to Purchase - Withdrawal Rights".

What is the accounting treatment to the Corporation of the Offer?

The accounting treatment for the Corporation's purchase of the Warrants under the Offer will result in a reduction of the Corporation's Warrant liability in an amount equal to the number of Warrants purchased multiplied by the carrying amount of the Warrants and depending on the source of funding, a corresponding increase in liabilities and/or reduction in cash equal to the aggregate purchase price. The carrying value of the Warrants is equivalent to the Purchase Price, as they were remeasured at fair value with the difference between the previous carrying amount and fair value recognised as a gain or loss in the Consolidated Statement of Profit (Loss) and Comprehensive Profit (Loss). See "Issuer Bid Circular - Accounting Treatment of the Offer".

Can the Offer be withdrawn, extended or varied?

Yes. Subject to applicable laws, we may extend or vary the Offer in our sole discretion prior to the Expiration Date. See "Offer to Purchase - Extension and Variation of the Offer". We may also terminate the Offer under certain circumstances. See "Offer to Purchase - Conditions of the Offer".

How will I be notified if Hammerhead extends the Offer?

We will issue a news release by 9:00 a.m. (Eastern Daylight Time) on the business day after the previously scheduled Expiration Date if we decide to extend the Offer. See "Offer to Purchase - Extension and Variation of the Offer".

Has Hammerhead or its Board of Directors adopted a position on the Offer?

Our Board of Directors has approved the Offer. The Audit Committee of the Board of Directors (the "Audit Committee") obtained a formal valuation of the Warrants in accordance with applicable Canadian securities laws from VRC. However, none of Hammerhead, its Board of Directors, VRC or the Depositary makes any recommendation to you or to any other Warrantholders as to whether to tender or refrain from tendering Warrants under the Offer. You must make your own decisions as to whether to tender Warrants under the Offer, and, if so, how many Warrants to tender. The Corporation's directors and executive officers do not hold any Warrants. The Riverstone Fund V Entities are the beneficial owners of 12,737,500 Warrants, which represent approximately 44.6% of the issued and outstanding Warrants. The Riverstone Fund V Entities have advised the Corporation that they are considering tendering all or part of their Warrants in connection with the Offer; however, the Riverstone Fund V Entities have not entered into any agreement with the Corporation to tender their Warrants nor made any final decision to tender their Warrants as of the date hereof.

As of the date hereof, the Riverstone Fund V Entities and their affiliates also own or control, directly or indirectly, 78,197,457 Shares representing approximately 86.0% of the outstanding Shares as at April 26, 2023, which are valued at US$645,129,020.25 based on the closing trading price of the Shares of US$8.25 on the Nasdaq on April 26, 2023, the last trading day prior to the commencement of the Offer. The Riverstone Fund V Entities have advised the Corporation of their view that the elimination or a reduction of outstanding Warrants and their potential dilutive effect may have a positive impact on the value of the Shares and that this will be considered by the Riverstone Fund V Entities in their evaluation of whether to tender Warrants in connection with the Offer.

Following the Offer, will Hammerhead continue as a public corporation?

Yes. The purchase of Warrants through the Offer will not cause our Shares to be de-listed from Nasdaq or the TSX or cause us to be eligible for deregistration under the Exchange Act. Hammerhead will continue to be a reporting issuer in the provinces of Alberta and Ontario. Hammerhead believes that the purchase of Warrants through the Offer will not cause the remaining Warrants to be de-listed from Nasdaq or the TSX, provided that Hammerhead continues to be in compliance with the public distribution requirements for such Warrants on the Nasdaq and the TSX, respectively. See "Issuer Bid Circular - Purpose and Effect of the Offer".

When will Hammerhead pay for the Warrants I tender?

We will pay the Purchase Price (less applicable withholding taxes, if any) to Warrantholders in cash, without interest, for the Warrants we purchase promptly after the expiration of the Offer. In the event of pro-ration, we do not expect to be able to commence payment for Warrants until at least three business days after the Expiration Date. See "Offer to Purchase - Taking Up and Payment for Tendered Warrants".

In what currency will Hammerhead pay for the Warrants I tender?

The Purchase Price and the amount payable to Tendering Warrantholders (net of applicable withholding taxes, if any) will be denominated in U.S. dollars and Hammerhead will pay for Warrants you tender in U.S. dollars. See "Offer to Purchase - Taking Up and Payment for Tendered Warrants".

Will I have to pay brokerage commissions if I tender my Warrants?

If you are a registered Warrantholder and you tender your Warrants directly to the Depositary, you will not incur any brokerage commissions. If you hold Warrants through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs are applicable. See "Offer to Purchase - Taking Up and Payment for Tendered Warrants".

What are the income tax consequences if I tender my Warrants?

You should carefully consider the income tax consequences of tendering Warrants under the Offer. We also urge you to seek advice from your own tax advisors as to the specific tax consequences you may incur as a result of our purchase of your Warrants under the Offer. See "Issuer Bid Circular - Income Tax Consequences".

Who can I talk to if I have questions?	The Depositary can help answer your questions. The Depositary is Computershare Investor Services Inc. Contact information for the Depositary is set forth on the back cover of this document.

How do I get my Warrants back if I have tendered them to the Offer but they are not purchased?

All tendered Warrants not purchased, including all Warrants not purchased due to pro-ration and Warrants not accepted for purchase, will be returned to the Tendering Warrantholder promptly after the Expiration Date or termination of the Offer without expense to the Tendering Warrantholder.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE CORPORATION OR THE BOARD OF DIRECTORS AS TO WHETHER WARRANTHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING WARRANTS PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN AS SET FORTH IN THIS OFFER TO PURCHASE, THE CIRCULAR, THE SCHEDULE TO OR IN THE RELATED LETTER OF TRANSMITTAL OR NOTICE OF GUARANTEED DELIVERY. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION, THE BOARD OF DIRECTORS, VRC OR THE DEPOSITARY.

OFFER TO PURCHASE

To the Holders of Warrants of Hammerhead Energy Inc.

1. The Offer

Hammerhead hereby offers to purchase for cancellation up to 20,000,000 Warrants at a price of US$1.00 per Warrant on the terms and subject to the conditions set forth in this Offer to Purchase, the Circular and the related Letter of Transmittal and the Notice of Guaranteed Delivery.

The Offer commences on the date of this Offer to Purchase and will expire at 5:00 p.m. (Eastern Daylight Time) on June 2, 2023, unless withdrawn, extended or varied by Hammerhead. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. The Offer is not conditional upon the receipt of financing or any minimum number of Warrants being tendered. The Offer is, however, subject to other conditions and Hammerhead reserves the right, subject to applicable laws, to withdraw the Offer and not take up and pay for any Warrants tendered under the Offer if certain events occur. See "Offer to Purchase - Conditions of the Offer".

Each Warrantholder who has properly tendered Warrants and who has not properly withdrawn such Warrants, will receive the Purchase Price, payable in cash (subject to applicable withholding taxes, if any), for all Warrants purchased, on the terms and subject to the conditions of the Offer, including the provisions relating to pro-ration described herein. Hammerhead will return all Warrants not purchased under the Offer, including all Warrants not purchased due to pro-ration and Warrants not accepted for purchase, promptly after the Expiration Date or termination of the Offer without expense to the Tendering Warrantholder.

Hammerhead's Board of Directors has approved the Offer, based on the recommendation of the Audit Committee (with Mr. James McDermott abstaining from voting). Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions ("MI 61-101") requires Hammerhead to obtain a formal valuation of the Warrants from an independent and qualified valuator. As required by applicable Canadian securities laws, the Audit Committee retained VRC to prepare the required formal valuation which is set out in full as Schedule A to the Circular (the "Valuation"). However, none of Hammerhead, its Board of Directors, VRC or the Depositary, makes any recommendation to any Warrantholder as to whether to tender or refrain from tendering Warrants under the Offer. Warrantholders must make their own decisions as to whether to tender Warrants under the Offer.

The Corporation's directors and executive officers do not hold any Warrants. The Riverstone Fund V Entities are the beneficial owners of 12,737,500 Warrants, which represents approximately 44.6% of all issued and outstanding Warrants. The Riverstone Fund V Entities have advised the Corporation that they are considering tendering all or part of their Warrants in connection with the Offer; however, the Riverstone Fund V Entities have not entered into any agreement with the Corporation to tender their Warrants nor made any final decision to tender their Warrants as of the date hereof.

As of the date hereof, the Riverstone Fund V Entities and their affiliates also own or control, directly or indirectly, 78,197,457 Shares representing approximately 86.0% of the outstanding Shares as at April 26, 2023, which are valued at US$645,129,020.25 based on the closing trading price of the Shares of US$8.25 on the Nasdaq on April 26, 2023, the last trading day prior to the commencement of the Offer. The Riverstone Fund V Entities have advised the Corporation of their view that the elimination or a reduction of outstanding Warrants and their potential dilutive effect may have a positive impact on the value of the Shares and that this will be considered by the Riverstone Fund V Entities in their evaluation of whether to tender Warrants in connection with the Offer.

Warrantholders should carefully consider all relevant factors with their own financial advisors, including the income tax consequences of tendering Warrants under the Offer. See "Issuer Bid Circular - Income Tax Consequences".

The accompanying Circular, Letter of Transmittal and Notice of Guaranteed Delivery contain important information and should be read carefully and in their entirety before making a decision with respect to the Offer.

Formal Valuation

The Valuation contains VRC's opinion that, based on the scope of its review and subject to the assumptions, restrictions and limitations provided therein, as of April 12, 2023, (i) the fair market value per Public Warrant falls within the range of US$1.17 and US$2.09 and (ii) the fair market value per Private Placement Warrant falls within the range of US$1.26 and US$3.50.

VRC is a full-service, independent, valuation and advisory services firm that was formed in 1975. VRC is regularly engaged in performing financial analyses with regard to businesses and their securities in connection with mergers and acquisitions, financings, restructurings, principal investments, valuations, fairness opinions and other financial advisory services.

The Valuation is not a recommendation as to how the Board of Directors, any Warrantholder or any other person or entity should act with respect to any matters relating to the Offer. Further, the Valuation does not in any manner address our underlying business decision to pursue the Offer or the relative merits of the Offer.

The full text of the Valuation, which sets forth, among other things, assumptions made, procedures followed, matters considered, qualifications and exceptions, and limitations of the review undertaken in rendering the Valuation, is attached as Schedule A to the Circular. Warrantholders are urged to read the Valuation carefully and in its entirety.

2. Purchase Price

The Purchase Price is US$1.00 per Warrant, for an aggregate purchase price not exceeding US$20,000,000. Upon the terms and subject to the conditions of the Offer (including the pro-ration provisions described herein), all Warrantholders who have properly tendered and not withdrawn their Warrants will receive the Purchase Price, payable in cash (but subject to applicable withholding taxes, if any), for all Warrants purchased.

The Purchase Price will be denominated in U.S. dollars and payments of amounts owing to a Tendering Warrantholder will be made in U.S. dollars. See "Offer to Purchase - Taking Up and Payment for Tendered Warrants".

3. Number of Warrants and Pro-Ration

Hammerhead will purchase, upon the terms and subject to the conditions of the Offer, at the Purchase Price, Tendered Warrants up to a maximum aggregate purchase price not exceeding US$20,000,000. The maximum number of Warrants that will be purchased pursuant to the Offer is 20,000,000.

As of April 26, 2023, there were 28,549,991 Warrants issued and outstanding and, accordingly, the Offer is for a maximum of approximately 70.1% of the total number of issued and outstanding Warrants.

If the aggregate purchase price of the Tendered Warrants does not exceed US$20,000,000, the Corporation will, upon the terms and subject to the conditions of the Offer, purchase all Tendered Warrants at the Purchase Price. If the aggregate purchase price of the Tendered Warrants exceeds US$20,000,000, the Corporation will accept Warrants for purchase first from all Tendering Warrantholders who are Odd Lot Holders (as defined below). With respect to Tendering Warrantholders who are not Odd Lot Holders, the Corporation will accept Warrants for purchase at the Purchase Price on a pro rata basis according to the number of Tendered Warrants, less the number of Warrants purchased from Odd Lot Holders (with adjustments to avoid the purchase of fractional Warrants).

For purposes of the Offer, the term "Odd Lots" means all Tendered Warrants tendered by or on behalf of the Tendering Warrantholders who individually beneficially own, as of the close of business on the Expiration Date, an aggregate of fewer than 100 Warrants ("Odd Lot Holders"). As set forth above, Odd Lots will be accepted for purchase before any pro-ration. In order to qualify for this preference, an Odd Lot Holder must properly tender all Warrants beneficially owned by such Odd Lot Holder. Partial tenders will not qualify for this preference. This preference is not available to a Warrantholder who holds separate certificates for fewer than 100 Warrants or holds fewer than 100 Warrants in different accounts if such Warrantholder beneficially owns in the aggregate 100 or more Warrants. Any Odd Lot Holder wishing to tender all Warrants beneficially owned, without pro-ration, must complete the appropriate box on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. Warrantholders owning an aggregate of less than 100 Warrants whose Warrants are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions, but will also avoid any odd lot discounts, each of which may be applicable on a sale of their Warrants in a transaction on the TSX or Nasdaq.

4. Announcement of Number of Warrants Validly Tendered and Aggregate Purchase Price

Hammerhead will publicly announce the number of Warrants validly tendered to the Offer and the aggregate purchase price promptly after the Expiration Date.

5. Procedure for Tendering Warrants

Proper Tender of Warrants

To tender Warrants pursuant to the Offer: (a) the certificates for all tendered Warrants in proper form for transfer and/ or Warrants held through DRS, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) relating to such Warrants with signatures that are guaranteed if so required  in accordance with the Letter of Transmittal, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of the addresses listed in the Letter of Transmittal by the Expiration Date; (b) the guaranteed delivery procedure described below must be followed; or (c) such Warrants must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender must be received by the Depositary, including either a Book-Entry Confirmation or an Agent's Message (each as defined below) if the Tendering Warrantholder has not delivered a Letter of Transmittal). If you wish to tender Warrants held through DRS, you are only required to complete the Letter of Transmittal and have it delivered to the Depositary, and you do not need to obtain and deliver Warrant certificates for these holdings. The term "Agent's Message" means a message, transmitted by the Depositary Trust Company ("DTC") to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that the Corporation may enforce such Letter of Transmittal against such participant. The term "Book-Entry Confirmation" means a confirmation of a book-entry transfer of a Warrantholder's Warrants into the Depositary's account at CDS Clearing and Depositary Services Inc. ("CDS").

Odd Lot Holders who tender all their Warrants must complete the appropriate box in the Letter of Transmittal in order to qualify for the preferential treatment available to Odd Lot Holders as set forth in "Offer to Purchase - Number of Warrants and Pro-Ration".

Signature Guarantees

No signature guarantee is required on the Letter of Transmittal if either: (a) the Letter of Transmittal is signed by the registered holder of the Warrants exactly as the name of the registered holder appears on a DRS advice or, if applicable, the Warrant certificate tendered therewith, and payment and delivery are to be made directly to such registered holder; or (b) Warrants are tendered for the account of a Canadian Schedule I chartered bank, a member of the Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP) (each such entity, an "Eligible Institution"). Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Industry Regulatory Organization of Canada, members of the Financial Industry Regulatory Authority or banks and trust companies in the United States. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 5 in the Letter of Transmittal.

If a certificate or DRS advice representing Warrants is registered in the name of a person other than the signatory to a Letter of Transmittal, or if payment is to be made, or certificates or DRS advices representing Warrants not purchased or tendered are to be returned or issued to a person other than the registered holder, the certificate or DRS advice must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate or DRS advice with the signature on the certificate or stock power signature guaranteed by an Eligible Institution.

A Warrantholder who wishes to tender Warrants under the Offer and whose Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to tender such Warrants under the Offer. Participants of CDS and DTC should contact the Depositary with respect to the tender of their Warrants under the terms of the Offer.

Book-Entry Transfer Procedures - CDS

Any financial institution that is a participant in CDS may make book-entry delivery of the Warrants through the CDS online tendering system pursuant to which book-entry transfers may be effected ("CDSX") by causing CDS to transfer such Warrants to the Depositary in accordance with the applicable CDS procedures. Delivery of Warrants to the Depositary by means of a book-entry transfer through CDSX will constitute a valid tender under the Offer.

Warrantholders may accept the Offer by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario prior to the Expiration Date. Warrantholders, through their respective CDS participants, who utilize CDSX to accept the Offer via a book-entry transfer of their holdings with CDS, shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore such instructions received by the Depositary are considered to be a valid tender in accordance with the terms of the Offer. Delivery of documents to CDS does not constitute delivery to the Depositary.

Book-Entry Transfer Procedures - DTC

Any financial institution that is a participant in DTC may make book-entry delivery of the Warrants through DTC's online tendering system pursuant to which book-entry transfers may be effected ("ATOP") by causing DTC to transfer such Warrants into the Depositary's account at DTC in accordance with DTC's procedures. Delivery of Warrants to the Depositary by means of a book-entry transfer through ATOP will constitute a valid tender under the Offer.

Warrantholders may accept the Offer by following the procedures for a book-entry transfer established by DTC, provided that an Agent's Message through ATOP is received by the Depositary at its office in Toronto, Ontario prior to the Expiration Date. Warrantholders, through their respective DTC participants, who accept the Offer via a book-entry transfer of their holdings into the Depositary's account at DTC, shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore such instructions received by the Depositary are considered to be a valid tender in accordance with the terms of the Offer. Delivery of documents to DTC does not constitute delivery to the Depositary.

Method of Delivery

The method of delivery of certificates representing Warrants and all other required documents is at the option and risk of the tendering Warrantholder. If certificates representing Warrants are to be sent by mail, registered mail that is properly insured is recommended and it is suggested that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary on or prior to such date. Delivery of a certificate representing Warrants will only be made upon actual receipt of the certificate representing such Warrants by the Depositary.

Lost, Stolen or Destroyed Certificates

If any certificate representing Warrants has been lost, stolen or destroyed, the Warrantholder should promptly notify the Depositary at the phone number or address set forth on the back cover page of this document. The Warrantholder will then be instructed as to the steps that must be taken in order to replace the certificate(s). The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, stolen or destroyed certificates have been followed, and in such circumstances, a longer period of time may be needed to complete a tender of Warrants. Warrantholders are urged to contact the Depositary immediately in order to permit timely processing of this documentation.

Guaranteed Delivery

If a Warrantholder wishes to tender Warrants pursuant to the Offer and cannot deliver certificates for such Warrants, or the book-entry transfer procedures described above cannot be completed, prior to the Expiration Date, or time will not permit all required documents to reach the Depositary by the Expiration Date, such Warrants may nevertheless be tendered if all of the following conditions are met:

(a) such tender is made by or through an Eligible Institution;

(b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Corporation through the Depositary, is received by the Depositary, at its office in Toronto, Ontario as set out in the Notice of Guaranteed Delivery, by the Expiration Date; and

(c) all tendered Warrants (including original certificates, if such Warrants are held in certificated form) in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) or, in the case of a book-entry transfer, a Book-Entry Confirmation or Agent's Message in lieu thereof relating to such Warrants, with signatures that are guaranteed if so required in accordance with the Letter of Transmittal, and any other documents required by the Letter of Transmittal, are received by the Depositary at one of the addresses listed in the Letter of Transmittal, before 5:00 p.m. (Eastern Daylight Time) on or before the second trading day on the TSX and Nasdaq after the Expiration Date.

The Notice of Guaranteed Delivery may be hand delivered, couriered, mailed or transmitted by email transmission to the Depositary at the address listed in the Notice of Guaranteed Delivery, and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Notwithstanding any other provision hereof, payment for Warrants tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of: (a) certificates for such Warrants, or timely confirmation of the book-entry transfer of such Warrants; (b) a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) relating to such Warrants, with signatures that are guaranteed if so required, or a Book-Entry Confirmation or Agent's Message in the case of a book-entry transfer; and (c) any other documents required by the Letter of Transmittal.

The tender information specified in a Notice of Guaranteed Delivery by a person completing such Notice of Guaranteed Delivery will, in all circumstances, take precedence over the tender information that is specified in the related Letter of Transmittal that is subsequently tendered.

Return of Unpurchased Warrants

All tendered Warrants not purchased, including all Warrants not purchased due to pro-ration and Warrants not accepted for purchase, will be returned to the Tendering Warrantholder promptly after the Expiration Date or termination of the Offer without expense to the Tendering Warrantholder.

In the case of Warrants tendered through book-entry transfer into the Depositary's account at DTC or CDS, the Warrants will be credited to the appropriate account maintained by the Tendering Warrantholder at DTC or CDS, as applicable, without expense to the Warrantholder.

Determination of Validity, Rejection and Notice of Defect

All questions as to the number of Warrants to be taken up, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Warrants will be determined by the Corporation, in its sole discretion, which determination will be final and binding on all parties, except as otherwise finally determined by a court of competent jurisdiction or as required by law. Hammerhead reserves the absolute right to reject any tenders of Warrants determined by it in its sole discretion not to be in proper form or completed in accordance with the instructions set forth herein and in the Letter of Transmittal or the acceptance for payment of, or payment for, which may, in the opinion of the Corporation's counsel, be unlawful. Hammerhead also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any particular Warrants. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Corporation shall determine. No individual tender of Warrants will be deemed to be properly made until all defects and irregularities have been cured or waived. None of the Corporation, the Depositary or any other person will be obligated to give notice of defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notice. The Corporation's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Notice of Guaranteed Delivery) will be final and binding, except as otherwise finally determined by a court of competent jurisdiction or as required by law.

Under no circumstances will interest accrue or be paid by the Corporation by reason of any delay in making payment to any person, including persons using the guaranteed delivery procedures, and the payment for Warrants tendered pursuant to the guaranteed delivery procedures will be the same as that for Warrants delivered to the Depositary on or prior to the Expiration Date, even if the Warrants to be delivered pursuant to the guaranteed delivery procedures are not so delivered to the Depositary, and therefore payment by the Depositary on account of such Warrants is not made, until after the date the payment for the tendered Warrants accepted for payment pursuant to the Offer is to be made by the Corporation.

Formation of Agreement; Prohibition on "Short" Tenders

A proper tender of Warrants pursuant to any one of the procedures described above will constitute a binding agreement between the Tendering Warrantholder and the Corporation, effective as of the Expiration Date, upon the terms and subject to the conditions of the Offer. Such agreement will be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

In addition, a tender of Warrants to Hammerhead pursuant to any procedures described herein will constitute a representation by such Warrantholder that: (a) such Warrantholder has a "net long position" in the Warrants being tendered or equivalent securities at least equal to the Warrants tendered within the meaning of Rule 14e-4 of the Exchange Act; and (b) the tender of such Warrants complies with Rule 14e-4. It is a violation of Section 14(e) of the Exchange Act and of Rule 14e-4 promulgated thereunder for a person, directly or indirectly, to tender Warrants for that person's own account unless, at the time of tender and at the end of the pro-ration period or period during which Warrants are accepted by lot (including any extensions thereof), the person so tendering has a net long position equal to or greater than: (A) the amount of Warrants tendered; or (B) other securities immediately convertible into, or exchangeable or exercisable for, the amount of the Warrants tendered and upon acceptance of such person's tender, will acquire such Warrants for tender by conversion, exchange or exercise of such other securities and will deliver or cause to be delivered the Warrants in accordance with the terms of the Offer.

Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

6. Withdrawal Rights

Except as otherwise provided in this Section, tenders of Warrants pursuant to the Offer will be irrevocable. Warrants tendered pursuant to the Offer may be withdrawn by the Warrantholder in any of the following circumstances:

(a) at any time prior to the Expiration Date;

(b) at any time if the Warrants have not been taken up by the Corporation before actual receipt by the Depositary of a notice of withdrawal in respect of such Warrants;

(c) at any time after 40 business days from the commencement of the Offer if the Corporation has not yet accepted the Warrants for payment;

(d) if the Warrants have not been paid for by the Corporation within three business days of being taken up; and/or

(e) as required by Section 2.30(2) of National Instrument 62-104 - Take-Over Bids and Issuer Bids and without limiting the withdrawal rights set out in clauses (a) through (d) above, at any time before the expiration of 10 days from the date that a notice of change or notice of variation has been given in accordance with this Offer to Purchase (other than a variation that: (i) consists solely of an increase in the consideration offered for the Warrants under the Offer where the time for depositing Warrants is not extended for greater than 10 days; or (ii) consists solely of the waiver of a condition of the Offer), unless the Warrants tendered pursuant to the Offer have been taken up by the Corporation before the date of the notice of change or variation. See "Offer to Purchase - Extension and Variation of the Offer". In addition, pursuant to Rule 13e-4(f) under the Exchange Act, Warrants may also be withdrawn after June 23, 2023, which is 40 business days from the date of the commencement of the Offer, unless such Warrants have already been accepted for payment by the Corporation pursuant to the Offer and not validly withdrawn.

For a withdrawal to be effective, a written or printed copy of a notice of withdrawal must be actually received by the Depositary by the applicable date specified above at the place of tender of the relevant Warrants. Any such notice of withdrawal must: (a) be signed by or on behalf of the person who signed the Letter of Transmittal that accompanied the Warrants being withdrawn or, in the case of Warrants tendered by a CDS or DTC participant, be signed by such participant in the same manner as the participant's name is listed on the applicable Book-Entry Confirmation or Agent's Message, or be accompanied by evidence sufficient to the Depositary that the person withdrawing the tender has succeeded to the beneficial ownership of the Warrants; and (b) specify the name of the person who tendered the Warrants to be withdrawn, the name of the registered holder, if different from that of the person who tendered such Warrants, and the number of Warrants to be withdrawn. If the certificates for the Warrants tendered pursuant to the Offer have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering Warrantholder must submit the serial numbers shown on the particular certificates evidencing the Warrants to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Warrants tendered by an Eligible Institution. A withdrawal of Warrants tendered pursuant to the Offer can only be accomplished in accordance with the foregoing procedures. The withdrawal shall take effect only upon actual receipt by the Depositary of a properly completed and executed notice of withdrawal in writing.

A Warrantholder who wishes to withdraw Warrants under the Offer and who holds Warrants through a broker, dealer, commercial bank, trust company or other nominee should immediately contact such broker, dealer, commercial bank, trust company or other nominee in order to take the necessary steps to be able to withdraw such Warrants under the Offer. Participants of CDS and DTC should contact such Depositary with respect to the withdrawal of Warrants under the Offer.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Corporation, in its sole discretion, which determination shall be final and binding, except as otherwise finally determined by a court of competent jurisdiction or as required by law. None of the Corporation, the Depositary nor any other person will be obligated to give notice of defects or irregularities in notices of withdrawal, nor shall any of them incur any liability for failure to give any such notice.

Any Warrants properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. However, withdrawn Warrants may be re-tendered prior to the Expiration Date by again following the procedures described herein.

If Hammerhead extends the period of time during which the Offer is open, is delayed in its purchase of Warrants or is unable to purchase Warrants pursuant to the Offer for any reason, then, without prejudice to Hammerhead's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of Hammerhead all tendered Warrants. In the event of such retention, such Warrants may not be withdrawn except to the extent tendering Warrantholders are entitled to withdrawal rights as described under this Section.

7. Conditions of the Offer

The Offer is not conditional on the receipt of financing or any minimum number of Warrants being tendered. Notwithstanding any other provision of the Offer, Hammerhead shall not be required to accept for purchase, to purchase or to pay for any Warrants tendered, and may withdraw, extend or vary the Offer or may postpone the acceptance for payment of or the payment for Warrants tendered (subject to Exchange Act Rule 13e-4(f)(5), which requires that Hammerhead must return the Warrants tendered promptly after termination or withdrawal of the Offer), if, at any time before the Expiration Date, any of the following events shall have occurred:

(a) there shall have been threatened, taken or pending any action, suit or proceeding by any government or governmental authority or regulatory or administrative agency in any jurisdiction, or by any other person in any jurisdiction, before any court or governmental authority or regulatory or administrative agency in any jurisdiction: (i) challenging or seeking to cease trade, make illegal, delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of some or all of the Warrants by the Corporation or otherwise directly or indirectly relating in any manner to or affecting the Offer; or (ii) that otherwise, in the reasonable judgment of the Corporation, has or may have a material adverse effect on the Warrants, business, income, assets, liabilities, condition (financial or otherwise), properties, operations, results of operations or prospects of the Corporation and its subsidiaries taken as a whole or has impaired or may materially impair the contemplated benefits of the Offer to the Corporation;

(b) there shall have been any action or proceeding threatened, pending or taken or approval withheld or any statute, rule, regulation, stay, decree, judgment or order or injunction proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Corporation or any of its subsidiaries by or before any court, government or governmental authority or regulatory or administrative agency in any jurisdiction that, in the reasonable judgment of the Corporation, might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above or would or might prohibit, prevent, restrict or delay consummation of the Offer or would or might impair the contemplated benefits to us of the Offer;

(c) there shall have occurred: (i) any general suspension of trading in, or limitation on prices for, securities on any securities exchange or in the over-the-counter market in Canada or the United States; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in Canada or the United States (whether or not mandatory); (iii) any actual or potential existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, a natural disaster, pandemic, outbreak, epidemic, or the commencement of a war, armed hostilities, act of terrorism, political instability or other international, national or regional calamity, crisis, emergency, act of God or any governmental or other response to any of the foregoing, directly or indirectly involving or affecting Canada, the United States or any other region where the Corporation maintains significant business activities; (iv) any limitation by any government or governmental authority or regulatory or administrative agency or any other event that, in the reasonable judgment of the Corporation, might affect the extension of credit by banks or other lending institutions; (v) any material change in short term or long term interest rates; (vi) any change in the general political, market, economic or financial conditions (including, without limitation, any change in commodity prices) that, in the reasonable judgment of the Corporation, has or may have a material adverse effect on the Corporation's business, operations or prospects or the trading in, or value of, the Warrants or the Shares; (vii) any decline in any of the S&P/TSX Composite Index, the Nasdaq Composite Index, the Dow Jones Industrial Average or the S&P 500 Index by an amount in excess of 10%, measured from the close of business on April 27, 2023; (viii) any significant, in the reasonable judgment of the Corporation, decrease or increase in the market price of the Warrants after the close of business on April 27, 2023; or (ix) in the case of any of the foregoing existing at the time of the commencement of the Offer, an acceleration or worsening thereof;

(d) there shall have occurred a material change in U.S.-Canadian exchange rate or any other currency exchange rates or a suspension or limitation on the markets for such currencies that could have, in the reasonable judgment of the Corporation, a material adverse effect on the business, properties, assets, liabilities, capitalization, shareholders' equity, financial condition (or otherwise), operations, results of operations or prospects of the Corporation and its subsidiaries, taken as a whole, or on the trading in the Warrants or the Shares;

(e) there shall have occurred any change or changes (or any development involving any prospective change or changes) in the business, earnings, assets, liabilities, properties, condition (financial or otherwise), operations, results of operations or prospects of the Corporation or any of its subsidiaries that, in the reasonable judgment of the Corporation, has, have or may have, individually or in the aggregate, a material adverse effect with respect to the Corporation and its subsidiaries;

(f) any take-over bid or tender or exchange offer with respect to some or all of the securities of the Corporation, or any merger, plan of arrangement, business combination or acquisition proposal, disposition of assets, or other similar transaction with or involving the Corporation and its subsidiaries, other than the Offer, or any solicitation of proxies, other than by management, to seek to control or influence the Board of Directors, shall have been proposed, announced or made by any individual or entity;

(g) VRC has withdrawn or amended the Valuation;

(h) the Corporation shall have concluded, in its reasonable judgment, that the Offer or the taking up and payment for any or all of the Warrants by the Corporation is illegal or not in compliance with applicable law or that necessary exemptions under applicable securities law are not available or not available on acceptable terms to us for the Offer and, if required under any such applicable law, the Corporation shall not have received the necessary exemptions from or approvals or waivers of the appropriate courts or applicable securities regulatory authorities in respect of the Offer, or such exemptions or waivers are rescinded or modified in a manner that is not in form and substance satisfactory to the Corporation;

(i) any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent, required to be obtained or made in connection with the Offer, shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment;

(j) any change shall have occurred or been proposed to the Income Tax Act (Canada) and the regulations thereunder (collectively, the "Tax Act") or to the current published administrative policies and assessing practices of the Canada Revenue Agency ("CRA"), that, in the reasonable judgment of the Corporation, is detrimental to the Corporation or its affiliates taken as a whole or to a Warrantholder, or with respect to making the Offer or taking up and paying for Warrants tendered in connection with the Offer;

(k) the Corporation determines, in its reasonable judgment, that the completion of the Offer subjects the Corporation to any material tax liability, other than a liability to withhold and remit taxes in respect of amounts paid under the Offer, or subjects the Corporation to Part VI.1 tax under the Tax Act;

(l) any change shall have occurred or been proposed to the United States Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, or publicly available administrative policies of the U.S. Internal Revenue Service ("IRS"), or the equivalent laws, regulations and policies of another jurisdiction where one or more Warrantholders are resident, that, in the reasonable judgment of the Corporation, is detrimental to the Corporation or its affiliates taken as a whole or to a Warrantholder, or with respect to making the Offer or taking up and paying for Warrants tendered in connection with the Offer;

(m) the Corporation shall have concluded, in its reasonable judgement, that the purchase of Warrants pursuant to the Offer will constitute a "Rule 13e-3 transaction", as such term is defined in Rule 13e-3 under the Exchange Act;

(n) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person (other than entities, groups or persons who have filed with the SEC on or before April 25, 2023 a Schedule 13G or a Schedule 13D with respect to any of the Shares) shall have acquired or proposed to acquire, beneficial ownership of more than 5% of the outstanding Shares;

(o) any entity, group, or person who has filed with the SEC on or before April 25, 2023 a Schedule 13G or a Schedule 13D with respect to any of the Shares shall have acquired or proposed to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of additional Shares constituting 2% or more of the outstanding Shares;

(p) any entity, person or group shall have filed on or after April 25, 2023 a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended reflecting an intent to acquire us or any of the Shares or the Warrants, or has made a public announcement reflecting an intent to acquire the Corporation or any of our subsidiaries or any of our or their respective assets or securities; or

(q) the Corporation reasonably determines that the completion of the Offer and the purchase of the Warrants may cause the Warrants to be delisted from the TSX or Nasdaq or to be eligible for de-registration under the Exchange Act.

The foregoing conditions are for the sole benefit of the Corporation.  If any of the foregoing conditions are determined to have been triggered, the Corporation may decide, in its sole judgment, to assert or waive the condition, in whole or in part at any time prior to the Expiration Date, provided that any condition waived in whole or in part will be waived with respect to all Warrants tendered. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances. Any determination by the Corporation concerning the events described in this Section shall be final and binding on all parties, except as otherwise finally determined by a court of competent jurisdiction or as required by law.

Any waiver of a condition or the withdrawal of the Offer by the Corporation shall be deemed to be effective on the date on which notice of such waiver or withdrawal by the Corporation is delivered or otherwise communicated to the Depositary. The Corporation, after giving notice to the Depositary of any waiver of a condition or the withdrawal of the Offer, shall immediately make a public announcement of such waiver or withdrawal and, as applicable, provide or cause to be provided notice of such waiver or withdrawal to the TSX, Nasdaq and the applicable securities regulatory authorities. If the Offer is withdrawn, the Corporation shall not be obligated to take up, accept for purchase or pay for any Warrants tendered under the Offer, and the Depositary will return all tendered Warrants, Letters of Transmittal and Notices of Guaranteed Delivery and any related documents to the parties by whom they were deposited.

8. Extension and Variation of the Offer

Subject to applicable law, the Corporation expressly reserves the right, in its sole discretion, and regardless of whether or not any of the events specified under "Offer to Purchase-Conditions of the Offer" shall have occurred, at any time or from time to time prior to the Expiration Date, to extend the period of time during which the Offer is open or to vary the terms and conditions of the Offer by giving written notice, or oral notice to be confirmed in writing, of extension or variation to the Depositary and by causing the Depositary to provide to all Warrantholders, where required by law, as soon as practicable thereafter, a copy of the notice in the manner set forth under "Offer to Purchase - Notice". Promptly after giving notice of an extension or variation to the Depositary, the Corporation will make a public announcement of the extension or variation (such announcement, in the case of an extension, to be issued no later than 9:00 a.m. (Eastern Daylight Time), on the next business day after the last previously scheduled or announced Expiration Date) and, as applicable, provide or cause to be provided notice of such extension or variation to the TSX, Nasdaq and the applicable securities regulatory authorities, including the SEC. Any notice of extension or variation will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated, by facsimile or electronic mail, to the Depositary at its principal office in Toronto, Ontario.

Where the terms of the Offer are varied (other than a variation consisting solely of the waiver of a condition of the Offer), the period during which Warrants may be deposited pursuant to the Offer will not expire before 10 days (except for any variation increasing or decreasing the aggregate purchase price or the price we may pay for Warrants pursuant to the Offer, and thereby increasing or decreasing the number of Warrants purchasable in the Offer, or fees payable to any soliciting dealer, in which case the Offer will not expire before 10 business days from the date such variation is published) after the date of the notice of variation, unless otherwise permitted by applicable law. In the event of any variation, all Warrants previously deposited and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by us in accordance with the terms of the Offer, subject to applicable withdrawal rights as specified in "Offer to Purchase - Withdrawal Rights". An extension of the Expiration Date or a variation of the Offer does not constitute a waiver by the Corporation of its rights set forth in "Offer to Purchase - Conditions of the Offer".

If the Corporation makes a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by applicable Canadian securities laws, the rules of the SEC under the Exchange Act and the interpretations thereunder. Pursuant to applicable United States securities laws, the minimum period during which an offer must remain open following material changes in the terms of an offer or information concerning an offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes and the appropriate manner of dissemination. In a published release, the SEC has stated that, in its view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to security holders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum period of 10 business days may be required to allow for adequate dissemination to security holders and investor response.

The Corporation expressly reserves the right, in its sole discretion: (a) to terminate the Offer and not take up and pay for any Warrants not theretofore taken up and paid for upon the occurrence of any of the events specified under "Offer to Purchase - Conditions of the Offer"; and (b) at any time or from time to time prior to the Expiration Date, to amend the Offer in any respect, including increasing or decreasing the number of Warrants the Corporation may purchase or the price it may pay pursuant to the Offer, subject to compliance with applicable securities laws.

Any such extension, delay, termination or amendment will be followed as promptly as practicable by a public announcement. Without limiting the manner in which the Corporation may choose to make any public announcement, except as provided by applicable law, the Corporation shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through its usual news wire service.

The Corporation will not provide for any subsequent offering period following the Expiration Date.

9. Taking Up and Payment for Tendered Warrants

The Corporation will comply with both Canadian and U.S. regulations governing the timing for acceptance of and payment for Warrants. Under Canadian regulations, upon the terms and provisions of the Offer (including pro-ration) and subject to and in accordance with applicable Canadian and United States securities laws, the Corporation is required to take up and pay for Warrants properly tendered and not withdrawn under the Offer in accordance with the terms thereof promptly after the Expiration Date, but in any event no later than the latest date required by applicable law, provided that the conditions of the Offer (as the same may be amended) have been satisfied or waived. The Corporation will acquire Warrants to be purchased pursuant to the Offer and title thereto under this Offer to Purchase upon having taken up such Warrants even if payment therefore shall have not been effected. The Corporation will pay for such Warrants within three business days after taking up the Warrants. Pursuant to Rule 14e-1(c) under the Exchange Act, the Corporation is required to promptly accept for payment and promptly thereafter pay for all Warrants validly tendered and not properly withdrawn prior to the Expiration Date pursuant to the Offer.

For the purposes of the Offer, the Corporation will be deemed to have taken up and accepted for payment Tendered Warrants having an aggregate purchase price not exceeding US$20,000,000 if, as and when the Corporation gives oral notice (to be confirmed in writing) or written notice or other communication confirmed in writing to the Depositary to that effect.

The Corporation reserves the right, in its sole discretion, to delay taking up or paying for any Warrants or to terminate the Offer and not take up or pay for any Warrants if any event specified under "Offer to Purchase - Conditions of the Offer" is not satisfied or waived, by giving written notice thereof or other communication confirmed in writing to the Depositary. The Corporation also reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Warrants to the extent required to comply with any applicable law.

In the event of pro-ration of Warrants tendered pursuant to the Offer, the Corporation will determine the pro-ration factor and pay for those tendered Warrants accepted for payment promptly after the Expiration Date. However, the Corporation does not expect to be able to announce the final results of any such pro-ration until approximately three business days after the Expiration Date.

All tendered Warrants not purchased, including all Warrants not purchased due to pro-ration and Warrants not accepted for purchase, will be returned to the Tendering Warrantholder promptly after the Expiration Date or termination of the Offer without expense to the Tendering Warrantholder.

The Corporation will pay for Warrants taken up under the Offer by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to Tendering Warrantholders. Under no circumstances will interest accrue or be paid by the Corporation or the Depositary on the Purchase Price of the Warrants purchased by the Corporation, regardless of any delay in making such payment or otherwise.

Tendering Warrantholders will not be obligated to pay brokerage fees or commissions to the Corporation or the Depositary. However, Warrantholders are cautioned to consult with their own brokers or other intermediaries to determine whether any fees or commissions are payable to their brokers or other intermediaries in connection with a tender of Warrants pursuant to the Offer. Hammerhead will pay all fees and expenses of the Depositary in connection with the Offer.

The Depositary will act as agent of persons who have properly tendered Warrants in acceptance of the Offer and have not withdrawn them, for the purposes of receiving payment from the Corporation and transmitting payment to such persons. Receipt by the Depositary from the Corporation of payment for such Warrants will be deemed to constitute receipt of payment by persons tendering Warrants.

The settlement with each Warrantholder who has tendered Warrants under the Offer will be effected by the Depositary by forwarding a cheque, payable in U.S. funds, representing the cash payment (less applicable withholding taxes, if any) for such Warrantholder's Warrants taken up under the Offer. The cheque will be issued in the name of the person signing the Letter of Transmittal or in the name of such other person as specified by the person signing the Letter of Transmittal by properly completing the appropriate box in such Letter of Transmittal. Unless the Tendering Warrantholder instructs the Depositary to hold the cheque for pick-up or requests payment by wire transfer by checking the appropriate box in the Letter of Transmittal, the cheque will be forwarded by prepaid mail to the payee at the address specified in the Letter of Transmittal. If no such delivery instructions are specified, the cheque will be sent to the address of the Tendering Warrantholder as it appears in the registers maintained in respect of the Warrants. Cheques mailed in accordance with this paragraph will be deemed to have been delivered at the time of mailing. Payments will be made net of any applicable withholding taxes.

All Warrants purchased by the Corporation pursuant to the Offer will be cancelled.

10. Payment in the Event of Mail Service Interruption

Notwithstanding the provisions of the Offer, cheques in payment for Warrants purchased under the Offer and a DRS advice for any Warrants to be returned will not be mailed if the Corporation determines that delivery by mail may be delayed. Persons entitled to cheques or a DRS advice that are not mailed for this reason may take delivery at the office of the Depositary at which the tendered certificates for the Warrants were delivered until the Corporation has determined that delivery by mail will no longer be delayed. Hammerhead will provide notice, in accordance with this Offer to Purchase, of any determination under this section not to mail as soon as reasonably practicable after such determination is made.

11. Liens

Warrants acquired pursuant to the Offer shall be acquired by the Corporation free and clear of all hypothecs, liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom. Each Tendering Warrantholder will represent and warrant that such Warrantholder has full power and authority to tender sell, assign and transfer the Tendered Warrants with a record date on or after the date that Hammerhead takes up and accepts for purchase the Tendered Warrants and that, if the Tendered Warrants are taken up and accepted for purchase by Hammerhead, Hammerhead will acquire good title thereto, free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom.

12. Notice

Without limiting any other lawful means of giving notice, any notice to be given by the Corporation or the Depositary under the Offer will be deemed to have been properly given if it is broadly disseminated by news release or mailed by first-class mail, postage prepaid, to the registered Warrantholders at their respective addresses as shown on the registers maintained in respect of the Warrants and will be deemed to have been received following the issuance of such news release or on the first business day following the date of mailing, as applicable. These provisions apply despite: (a) any accidental omission to give notice to any one or more Warrantholders; and (b) an interruption of mail service in Canada or the United States following mailing. In the event of an interruption of mail service following mailing, the Corporation will use reasonable efforts to disseminate the notice by other means, such as publication. If any notice is to be given by mail and post offices in Canada or the United States are not open for deposit of mail, or there is reason to believe there is or could be a disruption in all or any part of the postal service, any notice which the Corporation or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Warrantholders if it is issued by way of a news release and if it is published once in the New York Times.

13. Other Terms

(a) No broker, dealer or other person has been authorized to give any information or to make any representation on behalf of the Corporation, the Board of Directors or the Depositary other than as contained in the Offer to Purchase, the Circular, the Schedule TO or in the related Letter of Transmittal or Notice of Guaranteed Delivery, and, if any such information or representation is given or made, it must not be relied upon as having been authorized by the Corporation, the Board of Directors, VRC or the Depositary.

(b) The Offer and all contracts resulting from the acceptance thereof shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

(c) Hammerhead, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer, the validity of any acceptance of the Offer and the validity of any withdrawals of Warrants, except as otherwise finally determined in a subsequent judicial proceeding or as required by law.

(d) The Offer is not being made to Warrantholders residing in any jurisdiction in which the making of the Offer would not be in compliance with the laws of such jurisdiction. Hammerhead may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Warrantholders in any such jurisdiction in accordance with applicable laws.

Neither Hammerhead nor its Board of Directors, in making the decision to present the Offer to Warrantholders, makes any recommendation to any Warrantholder as to whether to tender or refrain from tendering Warrants. We urge Warrantholders to consult their own financial, legal, investment and tax advisors and make their own decision whether to tender Warrants in connection with the Offer and, if so, how many Warrants to tender.

The accompanying Circular, together with this Offer to Purchase, constitutes the issuer bid circular required under Canadian securities laws with respect to the Offer. The accompanying Circular contains additional information relating to the Offer.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, Hammerhead has filed with the SEC a Schedule TO which contains additional information with respect to the Offer. The Offer, which constitutes a part of the Schedule TO, does not contain all of the information set forth in the Schedule TO. The Schedule TO, including any amendments and supplements thereto, may be examined, and copies may be obtained at the same places and in the same manner as is set forth under "Additional Information" with respect to information concerning Hammerhead. The Offer is not being made to Warrantholders in any jurisdiction in which the making or acceptance of offers to sell Warrants would not be in compliance with the laws of that jurisdiction. If the Corporation becomes aware of any U.S. state or other jurisdiction where the making of the Offer or the acceptance of Warrants pursuant to the Offer is not in compliance with applicable law, the Corporation will make a good faith effort to comply with the applicable law. If, after such good faith effort, the Corporation cannot comply with the applicable law, the Offer will not be made to the Warrantholders residing in such U.S. state or jurisdiction. In any U.S. state or other jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or by dealers licensed under the laws of that jurisdiction.

DATED this 27th day of April, 2023.

HAMMERHEAD ENERGY INC.

(signed) "Scott Sobie"
President, Chief Executive Officer and Director

ISSUER BID CIRCULAR

This Circular is being furnished in connection with the Offer by Hammerhead to purchase for not more than US$20,000,000 in cash up to 20,000,000 of its Warrants at a Purchase Price of US$1.00 per Warrant. Terms defined in the Offer to Purchase and not otherwise defined herein have the same meaning in this Circular. The terms and conditions of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery are incorporated into and form part of this Circular.  Reference is made to the Offer to Purchase for details of the terms and conditions of the Offer.

1. Hammerhead Energy Inc.

Hammerhead is an oil and natural gas exploration, development and production company, earning revenue from the extraction and sale of oil, natural gas and natural gas liquids. The Corporation's reserves, producing properties and exploration prospects are located in the Province of Alberta in the Deep Basin of West Central Alberta where the Corporation is developing multi-zone, liquids-rich oil and gas plays. The Corporation holds a large, contiguous land base in the Gold Creek and Karr areas. The stratigraphy underlying the Corporation's operating area falls largely within the Deep Basin liquids window and is characterized as having multiple stacked prospective oil bearing formations that lend themselves to horizontal drilling and multi-stage fracturing technology.

Hammerhead was formed by the amalgamation of DCRD and NewCo on February 22, 2023 pursuant to the Plan of Arrangement under the Business Corporations Act (Alberta) (the "ABCA"). The Corporation's executive office is located at Suite 2700, 525-8th Avenue S.W., Calgary, Alberta, Canada T2P 1G1 and its registered office is located at Suite 2400, 525-8th Avenue S.W., Calgary, Alberta, Canada T2P 1G1. For additional information regarding Hammerhead, see "Additional Information".

Hammerhead is subject to the information and reporting requirements of Canadian securities laws and in accordance therewith files periodic reports and other information with the Commissions relating to its business, financial condition and other matters. The Corporation is required to disclose in such reports certain information, as of particular dates, concerning Hammerhead's directors and officers, their compensation, security based compensation granted to them, the principal holders of Hammerhead's securities and any material interest of such persons in transactions with Hammerhead. Such reports, statements and other information may be accessed on the SEDAR website (www.sedar.com). Hammerhead is also subject to the informational requirements of the Exchange Act and in accordance therewith files annual reports and furnishes other reports and information with the SEC relating to its business, financial condition and other matters. Such reports and other information filed or furnished by the Corporation may be obtained from the SEC's website (www.sec.gov). The Corporation has filed with the SEC a Schedule TO with respect to the Offer pursuant to Section 13(e)(1) of the Exchange Act and Rule 13e-4(c)(2) promulgated thereunder. The Offer to Purchase and this Circular, which constitute a part of the Schedule TO, do not contain all of the information set forth in the Schedule TO and its exhibits.

2. Securities Subject to the Bid

Hammerhead is offering pursuant to the Offer to purchase for not more than US$20,000,000 in cash up to 20,000,000 of its Warrants at a Purchase Price of US$1.00 per Warrant. As of April 26, 2023, there were 28,549,991 Warrants issued and outstanding. Accordingly, the Offer is for approximately 70.1% of the total number of issued and outstanding Warrants.  If the aggregate purchase price for the Warrants properly tendered and not withdrawn pursuant to the Offer exceeds US$20,000,000, then the Corporation will purchase the Tendered Warrants on a pro rata basis according to the number of Warrants tendered (or deemed to be tendered) by the Tendering Warrantholders (with adjustments to avoid the purchase of fractional Warrants), except that "Odd Lot" tenders will not be subject to pro-ration. See "Offer to Purchase - Number of Warrants and Pro-Ration".

Warrants acquired by the Corporation pursuant to the Offer will be cancelled. The Offer commenced on the date hereof and will expire at 5:00 p.m. (Eastern Daylight Time) on June 2, 2023, unless withdrawn, extended or varied by Hammerhead. The Offer applies only to the Warrants and not to any other class of securities of the Corporation.

Description of the Warrants

On August 13, 2021, DCRD completed the private placement of 12,737,500 warrants (the "DCRD Private Placement Warrants") at a purchase price of US$1.00 per DCRD Private Placement Warrant, to Decarbonization Plus Acquisition Sponsor IV LLC ("DCRD Sponsor"), a Cayman Islands limited liability company and an affiliate of Riverstone Holdings LLC ("Riverstone") and DCRD's independent directors. On August 13, 2021, DCRD also completed its initial public offering of DCRD Units, each of which consisted of one DCRD Class A Ordinary Share and one-half of one warrant ("DCRD Public Warrant"). On January 17, 2023, the DCRD Sponsor and DCRD's independent directors transferred the DCRD Private Placement Warrants to the Riverstone Fund V Entities pursuant to the terms of the Sponsor Side Letter (as defined herein). See "Arrangements Concerning the Warrants - Sponsor Side Letter".

As described above under "Additional Information", the Warrants were issued on February 22, 2023 and February 23, 2023 in exchange for the DCRD Private Placement Warrants and the DCRD Public Warrants pursuant to the Plan of Arrangement and in accordance with the Amended and Restated Warrant Agreement by and among the Corporation, Computershare Inc. and Computershare Trust Corporation, N.A. dated February 22, 2023 (the "Warrant Agreement"). Each Warrant is subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding DCRD Private Placement Warrant or DCRD Public Warrant immediately prior to the SPAC Amalgamation, except to the extent such terms or conditions were rendered inoperative by the Business Combination. The terms of the Warrants are described below. References to the "Public Warrants" below are to the Warrants held by Warrantholders other than the Riverstone Fund V Entities, and references to the "Private Placement Warrants" are to the Warrants held by the Riverstone Fund V Entities.

Public Warrants

Each whole Warrant entitles the registered Warrantholder to purchase one Share at a price of US$11.50 per Share, subject to adjustment as discussed below, provided in each case that the Corporation has an effective registration statement under the U.S. Securities Act of 1933, as amended (the "Securities Act") covering the Shares issuable upon exercise of the Warrants and a current prospectus relating to them is available (or the Corporation permits Warrantholders to exercise their Warrants on a "cashless basis" under the circumstances specified in the Warrant Agreement) and such Shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the Warrantholder. Pursuant to the Warrant Agreement, a Warrantholder may exercise its Warrants only for a whole number of Shares. This means that only a whole Warrant may be exercised at any given time by a Warrantholder. The Warrants will expire on February 23, 2028, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Corporation will not be obligated to deliver any Shares pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Shares underlying the Warrants is then effective and a prospectus relating thereto is current, subject to the Corporation satisfying its obligations described below with respect to registration. No Warrant will be exercisable and the Corporation will not be obligated to issue the Shares upon exercise of a Warrant unless the Shares issuable upon such exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered Warrantholder. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the Warrantholder will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will the Corporation be required to net cash settle any Warrant.

If any Shares are at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a "covered security" under Section 18(b)(1) of the Securities Act, the Corporation may, at its option, require holders of Warrants that were previously DCRD Public Warrants who exercise their Warrants to do so on a "cashless basis" in accordance with Section 3(a)(9) of the Securities Act and, in the event the Corporation so elects, the Corporation will not be required to file or maintain in effect a registration statement, but the Corporation will be required to use its commercially reasonable efforts to register or qualify the Shares under applicable blue sky laws to the extent an exemption is not available. To exercise the Warrants on a "cashless basis", each Warrantholder would pay the exercise price by surrendering the Warrants in exchange for a number of Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of (i) the number of Shares underlying the Warrants and (ii) the difference between the exercise price of the Warrants and the "fair market value" (defined below) by (y) such fair market value and (B) the product of the number of Warrants surrendered and 0.361 (subject to adjustment). The "fair market value" as used in this paragraph means the average last reported sale price of the Shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Warrants for Cash When the Price Per Share Equals or Exceeds US$18.00

Once the Warrants become exercisable, the Corporation may redeem the outstanding Public Warrants for cash (except as described below with respect to the Private Placement Warrants): (a) in whole and not in part; (b) at a price of US$0.01 per Warrant; (c) upon not less than 30 days' prior written notice of redemption (the "30-day redemption period") to each Warrantholder; and (d) if, and only if, the reported last sale price of the Shares equals or exceeds US$18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Corporation sends the notice of redemption to the Warrantholders.

The Corporation will not redeem the Warrants for cash unless a registration statement under the Securities Act covering the Shares issuable upon exercise of the Warrants is effective and a current prospectus relating to such Shares is available throughout the 30-day redemption period. If and when the Warrants become redeemable by the Corporation, the Corporation may exercise its redemption rights even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The US$18.00 per Share threshold established by the last redemption criterion discussed above ensures that no redemption call can occur unless, at the time of the call, the Share price is at a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and the Corporation issues a notice of redemption of the Warrants, each Warrantholder will be entitled to exercise his, her or its Warrants prior to the scheduled redemption date. However, the price of the Shares may fall below the US$18.00 redemption trigger price (as adjusted for Share subdivisions, Share dividends, reorganizations, recapitalizations and the like) as well as the US$11.50 (for whole Shares) Warrant exercise price after the redemption notice is issued.

Redemption of Warrants for Cash When the Price Per Share Equals or Exceeds US$10.00

Once the Warrants become exercisable, the Corporation may redeem the outstanding Warrants for cash (except as described below with respect to the Private Placement Warrants): (a) in whole and not in part; (b) at a price of US$0.10 per Warrant upon a minimum of 30 days' prior written notice of redemption provided that during such 30 day period, Warrantholders will be able to exercise their Warrants on a "cashless basis" prior to redemption and receive that number of Shares determined by reference to the table below, based on the redemption date and the "fair market value" (as defined below) of the Shares except as otherwise described below; and (c) if, and only if, the last reported sale price of the Shares equals or exceeds US$10.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Corporation sends the notice of redemption to the Warrantholders.

Beginning on the date the notice of redemption is given until the Warrants are redeemed or exercised, Warrantholders may elect to exercise their Warrants on a "cashless basis." The numbers in the table below represent the number of Shares that a Warrantholder will receive upon a cashless exercise in connection with a redemption by the Corporation pursuant to this redemption feature, based on the "fair market value" of the Shares on the corresponding redemption date (assuming Warrantholders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per warrant), and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below.

		Fair Market Value of Shares (US$)
Redemption Date (period to expiration of Warrants)	<$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	>$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.318	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	-	-	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The "fair market value" of the Shares means the average last reported sale price of the Shares for the 10 trading days immediately following the date on which the notice of redemption is sent to Warrantholders. The Corporation will provide Warrantholders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Shares to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of Shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365-day year. For example, if the average last reported sale price of the Shares for the 10 trading days immediately following the date on which the notice of redemption is sent to Warrantholders is US$11.00 per Share, and at such time there are 57 months until the expiration of the Warrants, Warrantholders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Shares for each whole warrant. For example, where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of the Shares for the 10 trading days immediately following the date on which the notice of redemption is sent to Warrantholders is US$13.50 per Share, and at such time there are 38 months until the expiration of the Warrants, Warrantholders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 Shares for each whole warrant. In no event will the Warrants be exercisable on a "cashless basis" in connection with this redemption feature for more than 0.361 Shares per whole warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are "out of the money" (i.e. the last reported trading price of the Shares is below the exercise price of the warrants) and about to expire, they cannot be exercised on a "cashless basis" in connection with a redemption by the Corporation pursuant to this redemption feature, since they will not be exercisable for any Shares.

This redemption feature differs from the typical warrant redemption features used in some other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Shares exceeds US$18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the Shares are trading at or above US$10.00 per share, which may be at a time when the last reported trading price of the Shares is below the exercise price of the warrants. The Corporation has established this redemption feature to provide the Corporation with the flexibility to redeem the Warrants without the Warrants having to reach the US $18.00 per share threshold. Warrantholders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive Shares for their Warrants, based on the "redemption price" as determined pursuant to the above table. DCRD had calculated the "redemption prices" as set forth in the table above to reflect a Black-Scholes option pricing model with a fixed volatility input as of August 10, 2021. This redemption right provides the Corporation an additional mechanism by which to redeem all of the outstanding Warrants (other than the Private Placement Warrants) and, therefore, have certainty as to its capital structure. The Warrants would no longer be outstanding, having been exercised or redeemed. If and when the Corporation determines that it is in its best interest to update its capital structure by removing the Warrants, the redemption right provides the Corporation with a mechanism to quickly proceed with a redemption of the Warrants by paying the redemption price to the Warrantholders.

As stated above, the Corporation can redeem the Warrants when Shares are trading at a price starting at US$10.00, which is below the exercise price of US$11.50, because it will provide certainty with respect to the Corporation's capital structure and cash position while providing Warrantholders with the opportunity to exercise their warrants on a "cashless basis" for the applicable number of Shares. If the Corporation chooses to redeem the Warrants when Shares are trading at a price below the exercise price of the Warrants, this could result in the Warrantholders receiving fewer Shares than they would have received if they had chosen to wait to exercise their warrants for the Shares if and when such Shares were trading at a price higher than the exercise price of US$11.50. No fractional Shares will be issued upon exercise. If, upon exercise, a Warrantholder would be entitled to receive a fractional interest in a Share, the Corporation will round down to the nearest whole number of the number of Shares to be issued to the Warrantholder.

Redemption Procedures

A Warrantholder may notify the Corporation in writing in the event it elects to be subject to a requirement that such Warrantholder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person's affiliates), to the warrant agent's actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a Warrantholder may specify) of Shares outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

The Share prices set forth in the column headings of the table above will be adjusted as of any date on which the number of Shares issuable upon exercise of a Warrant is adjusted pursuant to the following three paragraphs. The adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of Shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of Shares deliverable upon exercise of a Warrant as so adjusted. The number of Shares in the table above will be adjusted in the same manner and at the same time as the number of Shares issuable upon exercise of a Warrant.

If the number of outstanding Shares is increased by a share dividend payable in Shares, or by a subdivision of Shares or other similar event, then, on the effective date of such share dividend, subdivision or similar event, the number of Shares issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding Shares. A rights offering to holders of Shares entitling such holders to purchase Shares at a price less than the fair market value will be deemed a share dividend of a number of Shares equal to the product of: (a) the number of Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Shares) multiplied by (b) one (1) minus the quotient of (x) the price per Share paid in such rights offering divided by (y) the fair market value. For these purposes: (a) if the rights offering is for securities convertible into or exercisable for Shares, in determining the price payable for Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion; and (b) fair market value means the average last reported sale price of the Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Corporation, at any time while the Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Shares on account of such Shares, other than: (a) as described above; or (b) certain ordinary cash dividends, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Share in respect of such event.

If the number of outstanding Shares is decreased by a consolidation, combination, or reclassification of Shares or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of Shares issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding Shares.

Whenever the number of Shares purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Shares (other than those described above or that solely affects the par value of such Shares), or in the case of any merger or consolidation of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the continuing corporation and that does not result in any reclassification or reorganization of outstanding Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Corporation as an entirety or substantially as an entirety in connection with which the Corporation is dissolved, the Warrantholders will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrantholder would have received if such Warrantholder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Shares in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered Warrantholder properly exercises the warrant within 30 days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to the Warrantholders when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the Warrantholders otherwise do not receive the full potential value of the Warrants. The warrant exercise price will not be adjusted for other events.

The Warrants have been issued in registered form under the Warrant Agreement between Computershare Inc. and Computershare Trust Corporation, N.A., collectively as warrant agent, and the Corporation. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any Warrantholder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered Public Warrantholders. If an amendment adversely affects the Private Placement Warrants in a different manner than the Public Warrants or vice versa, then the vote or written consent of the registered holders of the Public Warrants and 65% of the Private Placement Warrants, voting as separate classes, will be required.

The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a "cashless basis", if applicable), by certified or official bank check payable to the Corporation, for the number of Warrants being exercised. The Warrantholders do not have the rights or privileges of holders of Shares or any voting rights until they exercise their warrants and receive Shares. After the issuance of the Shares upon exercise of the Warrants, each such holder of Shares will be entitled to one (1) vote for each share held of record on all matters to be voted on by shareholders.

No fractional Shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a Warrantholder would be entitled to receive a fractional interest in a share, the Corporation will, upon exercise, round down to the nearest whole number of the Shares to be issued to the Warrantholder.

Private Placement Warrants

The Private Placement Warrants (including the Shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions to the Corporation's management and persons or entities affiliated with DCRD Sponsor), and they will not be redeemable by the Corporation so long as they are held by the initial purchasers of the Private Placement Warrants or their or its permitted transferees (including certain Riverstone Fund V Entities). The initial purchasers, or their permitted transferees, have the option to exercise the Private Placement Warrants for cash or on a "cashless basis". Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Corporation in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

If holders of the Private Placement Warrants elect to exercise them on a "cashless basis", they would pay the exercise price by surrendering their warrants in exchange for a number of Shares equal to the quotient obtained by dividing (x) the product of (A) the number of Shares underlying the warrants and (B) the difference between the exercise price of the warrants and the "fair market value" (defined below) by (y) such fair market value. The "fair market value" means the average last reported sale price of the Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of Warrant exercise is sent to the warrant agent.

3. Purpose and Effect of the Offer

The Offer is being made to all Warrantholders. The purpose of the Offer is to reduce the number of Warrants outstanding and thereby reduce the number of Shares that would become outstanding upon the exercise of Warrants. Hammerhead believes that the Offer represents an opportunity for Warrantholders to realize immediate liquidity and certainty of value, without the need to exercise Warrants and incur brokerage commissions and other expenses in order to dispose of the Shares issued upon the exercise of such Warrants. The Offer would also simplify the Corporation's capital structure and reduce the potential dilution to shareholders that may result from any future exercise of the Warrants, while promoting shareholder confidence and maximizing value for existing holders of Shares.

Hammerhead's Board of Directors believes that the purchase of Warrants by the Corporation is in the best interests of the Corporation. The Offer is not expected to preclude Hammerhead from pursuing its foreseeable business opportunities. After giving effect to the Offer, Hammerhead expects to have sufficient financial resources and working capital to conduct its ongoing business and operations.

As of April 26, 2023, there were 28,549,991 Warrants issued and outstanding. Accordingly, the Offer is for approximately 70.1% of the total number of issued and outstanding Warrants. Warrants acquired by the Corporation pursuant to the Offer will be cancelled.

Canadian securities laws prohibit the Corporation and its affiliates from acquiring or offering to acquire beneficial ownership of any Warrants, other than pursuant to the Offer, until at least 20 business days after the Expiration Date or termination of the Offer, except, in the case of acquisitions during the period following the Expiration Date, pursuant to certain acquisitions effected in the normal course on a published market or as otherwise permitted by applicable law.  Rule 13e-4 under the Exchange Act prohibits the Corporation and its affiliates from purchasing any Warrants, other than pursuant to the Offer, until at least 10 business days after the expiration of the Offer, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act.

Subject to applicable law and the rules and regulations of the TSX and the Nasdaq, the Corporation may in the future purchase additional Warrants on the open market, in private transactions, through issuer bids or otherwise. Any such purchases may be on the same terms or on terms that are more or less favourable to Warrantholders than the terms of the Offer. Any possible future purchases by the Corporation will depend on many factors, including the market price of the Warrants, the Corporation's business and financial position, the results of the Offer and general economic and market conditions.

Background to the Offer

As described above under "Additional Information", the Warrants were issued on February 22, 2023 and February 23, 2023 in exchange for the DCRD Private Placement Warrants and the DCRD Public Warrants pursuant to the Plan of Arrangement.

As part of its regular review of opportunities to improve the Corporation's operations and enhance shareholder value, subsequent to the closing of the Plan of Arrangement, management of the Corporation, in consultation with its Board of Directors, began evaluating the Corporation's capital structure, including considering ways to simplify the Corporation's capital structure and reduce the potential dilution to shareholders that may result from any future exercise of the Warrants. In connection with this evaluation, management of the Corporation discussed its objectives with representatives of the Riverstone Fund V Entities who advised management that the Riverstone Fund V Entities may be willing to sell to the Corporation for cancellation at a price of US$1.00 per Warrant all or part of the 12,737,500 Warrants they hold, which represent approximately 44.6% of the issued and outstanding Warrants.

In light of the willingness of the Riverstone Fund V Entities to consider a sale of all or part of their Warrants to the Corporation at a price of US$1.00 per Warrant, management of the Corporation recommended to its Board of Directors that the Board of Directors evaluate the merits of the Corporation making a substantial issuer bid for the outstanding Warrants, which would permit all Warrantholders, including the Riverstone Fund V Entities, to elect to sell their Warrants to the Corporation, subject to any maximum purchase limitation the Corporation may include in the substantial issuer bid and, if applicable, the proportionate take-up requirements of applicable securities laws.

As the Riverstone Fund V Entities are "related parties" of the Corporation for purposes of MI 61-101 and the Corporation's Related Party Transactions Policy (the "Policy"), in connection with the Corporation's Board of Directors' evaluation of a potential substantial issuer bid and in accordance with the Policy and MI 61-101, the Audit Committee of the Corporation had responsibility for reviewing and making recommendations to the Corporation's Board of Directors with respect to a potential substantial issuer bid for the Warrants, including determining whether such bid would be in the best interests of the Corporation and selecting the valuator and supervising the preparation of the formal valuation required under MI 61-101. Mr. McDermott recused himself from all matters relating to the Offer given his indirect interest in the Warrants. See "Arrangements Concerning the Warrants - Sponsor Side Letter".

On April 10, 2023, the Audit Committee appointed VRC to provide the Valuation and confirmed that the Audit Committee would supervise the preparation of the Valuation.

On April 27, 2023, the Audit Committee met to further consider the proposal to make the Offer and the terms thereof. At such meeting, VRC delivered an oral summary of and presentation with respect to the Valuation and confirmed that it expected to be in a position to deliver the final Valuation prior to the commencement of the Offer. The Audit Committee, after giving careful consideration to, among other things, the capital requirements and financial resources of the Corporation, the factors set forth below, and the receipt of the Valuation, determined that a substantial issuer bid was in the best interests of the Corporation and approved for purposes of the Policy, and recommended for approval by the Corporation's Board of Directors, the making of such substantial issuer bid (including the terms, conditions and parameters of the Offer) and the delivery of the Offer to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery to Warrantholders.

At a meeting of the Corporation's Board of Directors held on April 27, 2023, after hearing the recommendation of the Audit Committee and giving consideration to, among other things, the capital requirements and financial resources of the Corporation, it was proposed that the Corporation consider repurchasing certain of its Warrants pursuant to a substantial issuer bid. The Corporation's Board of Directors, after giving careful consideration to the factors set forth below, the recommendation of the Audit Committee, and the receipt of the Valuation, unanimously (Messrs. McDermott, Shah and Tichio abstaining) determined that the proposed substantial issuer bid was in the best interests of the Corporation and approved the making of the substantial issuer bid (including the pricing, maximum value of Warrants to be purchased, and other terms, conditions and parameters of the Offer) and approved and authorized the delivery of the Offer to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery and various other matters relating to the Offer. As described under "Acceptance of Offer", the Riverstone Fund V Entities have informed the Corporation that they are currently evaluating whether to tender all or part of their Warrants in connection with the Offer; however, they have not entered into an agreement with the Corporation to do so and have advised the Corporation that they have not made a final decision in respect of their participation in the Offer as of the date of this Circular.

In evaluating the decision to proceed with the proposed Offer, the Corporation's Board of Directors considered a number of factors, including:

(a) the successful completion of the Offer would simplify the Corporation's capital structure and reduce the potential dilution to shareholders that may result from any future exercise of the Warrants;

(b) the Board of Directors' belief that the Offer is a prudent use of the Corporation's financial resources given its business profile, financial results and assets, the current market price of the Shares and Warrants, and its ongoing cash requirements relative to its existing cash balance, projected financial performance and access to additional capital via its existing debt financing arrangements;

(c) the Board of Directors' belief that the Offer will improve shareholder confidence and maximize shareholder value, which will contribute to the Corporation's ability to gain and produce income;

(d) VRC's confirmation that it expected to be in a position to deliver the Valuation prior to the commencement of the Offer, subject to the qualifications, assumptions and limitations customary in such opinions;

(e) after giving effect to the Offer, the Corporation will continue to have sufficient financial resources and working capital to conduct its ongoing business and operations and the Offer is not expected to preclude the Corporation from pursuing its foreseeable business opportunities or the future growth of the Corporation's business;

(f) tendering Warrants under the Offer is optional and available to all Warrantholders and, therefore, each Warrantholder is free to accept or reject the Offer;

(g) the Offer provides Warrantholders who are considering the sale of all or a portion of their Warrants with the opportunity to sell such Warrants for cash without the usual transaction costs associated with market sales;

(h) the Offer is not conditional upon the receipt of financing or any minimum number of Warrants being tendered;

(i) Warrantholders beneficially owning fewer than 100 Warrants and whose Warrants are purchased pursuant to the Offer will avoid any applicable "odd lot" discounts that might otherwise be payable on a sale of their Warrants in a transaction on the TSX or Nasdaq; and

(j) the Offer provides for equal and hence fair treatment of all Warrantholders.

The foregoing summary of the factors considered by the Corporation's Board of Directors is not, and is not intended to be, exhaustive. In view of the variety of factors and the amount of information considered in connection with its determination to proceed with the Offer and the Corporation's Board of Directors did not find it practical to, and did not, quantify or otherwise attempt to assign any relative weight to each specific factor considered in reaching its conclusion.

Notwithstanding the foregoing considerations, before making any decision to tender or not tender Warrants in connection with the Offer, Warrantholders should carefully consider the risks associated with the Corporation's business, including the risks under the "Risk Factors" section in the Annual Report on Form 20-F filed by Hammerhead with the Commissions (available under the Corporation's SEDAR profile at www.sedar.com and with the SEC), and the risks and uncertainties impacting Hammerhead's business as described from time to time in the Corporation's other periodic filings with Canadian securities regulators and the SEC. If any of the risks and uncertainties described in such documents actually occurs, the Corporation's business, business prospects, financial condition, results of operations or cash flows could be adversely affected.

None of Hammerhead, its Board of Directors, VRC or the Depositary makes any recommendation to any Warrantholder as to whether to tender or refrain from tendering Warrants under the Offer. Warrantholders must make their own decisions as to whether to tender Warrants under the Offer, and, if so, how many Warrants to tender.

The Valuation

Engagement of Valuator

The Audit Committee engaged VRC on April 10, 2023, to prepare a formal valuation (the "Valuation"), within the meaning of MI 61-101, of the Warrants. The Valuation contains VRC's opinion that, based on the scope of its review and subject to the assumptions, restrictions and limitations provided therein, as of April 12, 2023, (i) the fair market value per Public Warrant falls within the range of US$1.17 and US$2.09 and (ii) the fair market value per Private Placement Warrant falls within the range of US$1.26 and US$3.50.

A summary of the Valuation is set out in the Offer to Purchase under the "Offer to Purchase - Formal Valuation". The full text of the Valuation, which sets forth, among other things, assumptions made, procedures followed, matters considered, qualifications and exceptions, and limitations of the review undertaken in rendering the Valuation, is attached as Schedule A to this Circular. Warrantholders are urged to read the Valuation carefully and in its entirety.

VRC's fee of US$250,000 including applicable taxes and reimbursement of reasonable out-of-pocket expenses (including legal fees) was paid by Hammerhead. The fees and expenses of VRC are not contingent in whole or in part upon the outcome of the Offer, and VRC has no financial interest in Hammerhead or in any other "interested party" (as such term is defined in MI 61-101) that may be affected by the Offer. The Audit Committee determined the compensation paid for the services provided by VRC.

Qualifications of Valuator

VRC has been determined by the Audit Committee to be qualified to produce the Valuation. VRC was determined to be qualified on the basis of its qualifications, as presented to the Audit Committee and set out in the Valuation. The Audit Committee determined that VRC was a qualified valuator on the basis that VRC is a full-service, independent, valuation and advisory services firm that was formed in 1975. VRC is regularly engaged in performing financial analyses with regard to businesses and their securities in connection with mergers and acquisitions, financings, restructurings, principal investments, valuations, fairness opinions and other financial advisory services.

Independence of Valuator

VRC has been determined by the Audit Committee to be independent on the basis that there has been no past relationship, and there is no present or anticipated relationship, other than the engagement of VRC by the Audit Committee for purposes of preparing the Valuation, between VRC and Hammerhead or any other "interested party" (as such term is defined in MI 61-101) that may be relevant to any perceived lack of independence of VRC.

VRC has represented that it is of the view that it is independent of Hammerhead and Riverstone (including the Riverstone Fund V Entities that hold Warrants) and any other interested party and that neither VRC nor any of its "affiliated entities" (as such term is defined in MI 61-101): (a) is an associated or affiliated entity or issuer insider of Hammerhead or Riverstone or any other interested party; (b) is an advisor to Hammerhead or Riverstone or any other interested party in respect of the Offer; or (c) has a material financial interest in the completion of the Offer. There are no understandings or agreements between VRC and Hammerhead or any other interested party with respect to future business dealings.

The Audit Committee determined that the compensation paid to VRC did not in any way interfere with VRC's independence and is not dependent, in whole or in part, on the conclusions reached by VRC or the outcome of the Offer.

On April 26, 2023, VRC delivered to the Audit Committee its Valuation. The Valuation has been prepared in compliance with the provisions of MI  61-101. The full text of the Valuation, setting out the assumptions made, matters considered and limitations and qualifications on the review undertaken by VRC in connection with the Valuation, is attached as Schedule A. In addition, a copy of the Valuation is available for inspection at the head office of the Corporation at Suite 2700, 525-8th Avenue S.W., Calgary, Alberta Canada T2P 1G1. A copy of the Valuation may also be obtained without charge from the Senior Vice President and Chief Financial Officer of the Corporation at Suite 2700, 525-8th Avenue S.W., Calgary, Alberta Canada T2P 1G1 or by phone at 403-930-0560.

The Valuation is not, and should not be construed to be, a recommendation to Warrantholders or any other person to take any course of action or as to whether to tender or refrain from tendering Warrants. Warrantholders should read the Valuation in its entirety. See Schedule A.

Additional Securities Law Considerations

Hammerhead is a reporting issuer (or the equivalent thereof) in the Provinces of Alberta and Ontario, and the Warrants are listed on the TSX and Nasdaq. Hammerhead believes that the purchase of Warrants pursuant to the Offer will not result in Hammerhead ceasing to be a reporting issuer in the Provinces of Alberta and Ontario and will not result in the Warrants being delisted from the TSX or Nasdaq.

The Warrants are also registered under Section 12(b) of the Exchange Act. Hammerhead believes that the purchase of Warrants pursuant to the Offer will not result in the Warrants becoming eligible for deregistration under the Exchange Act.

4. Withdrawal Rights

The withdrawal rights of Warrantholders are described under "Offer to Purchase - Withdrawal Rights" and are incorporated into and form part of this Circular. Such withdrawal is made by sending a written notice to the Depository and becomes effective on its receipt by the Depository.

5. Price Range and Trading Volume of the Warrants

The outstanding Warrants have been trading on the TSX under the trading symbol "HHRS.WT" since February 27, 2023. The following tables set forth the price range and trading volume of the Warrants as reported by the TSX for the periods indicated below.

Month (2023)	High Price (Cdn$)	Low Price (Cdn$)	Volume(1) (in 000's)
February 27-28	n/a	n/a	0
March	$1.70	$0.90	26,716
April 1 to 25	$1.78	$1.45	101,325

_____________

Note:

(1) Volume provided is the total volume traded for the period.

Quarter	High Price (Cdn$)	Low Price (Cdn$)
Three Months ended March 31, 2023	$1.70	$0.90

The outstanding Warrants have also traded on Nasdaq under the trading symbol "HHRSW" since February 27, 2023. The following table sets forth the price range and trading volume of the Warrants as reported by Nasdaq for the periods indicated below.

Month (2023)	High Price (US$)	Low Price (US$)	Volume(1) (in 000's)
February 27-28	$0.93	$0.80	637,768
March	$1.15	$0.91	2,961,770
April 1 to 25	$1.19	$1.00	1,844,292

____________

Note:

(1) Volume provided is the total volume traded for the period.

Quarter	High Price (US$)	Low Price (US$)
Three Months ended March 31, 2023	$1.15	$0.80

On April 26, 2023, the closing price of the Warrants on Nasdaq was US$1.01 per Warrant and on the TSX was Cdn$1.40 per Warrant. Warrantholders are urged to obtain current market quotations for the Warrants.

Hammerhead believes that the purchase of Warrants through the Offer will not cause the remaining Warrants to be de-listed from Nasdaq or the TSX, provided that Hammerhead continues to be in compliance with the public distribution requirements for such Warrants on the Nasdaq and the TSX, respectively.

6. Dividend Policy

The Corporation has not paid any dividends on its Shares. Pursuant to the Amended and Restated Articles of the Corporation, holders of the Shares are entitled to receive dividends at such times and in such amounts as the Corporation's Board of Directors may in its discretion from time to time declare, subject to the prior rights and privileges attached to any other class or series of shares of the Corporation.  Under the ABCA, the Corporation may not pay a dividend in money or other property if there are reasonable grounds for believing that the Corporation is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of the Corporation's assets would thereby be less than the aggregate of its liabilities and stated capital of all classes.

The Corporation currently intends to retain any earnings to fund the development and growth of its business and does not currently anticipate paying dividends. Any decision to pay dividends in the future will be at the discretion of the Corporation's Board of Directors and will depend on many factors including, among others, the Corporation's financial condition, fluctuations in commodity prices, production levels, capital expenditure requirements, debt services requirements, operating costs, royalty burdens, foreign exchange rates, contractual restrictions, financing agreement covenants, any agreements relating to the Corporation's indebtedness that restrict the declaration and payment of dividends, solvency tests imposed by applicable corporate law and other factors that the Corporation's Board of Directors may deem relevant.

7. Previous Distributions and Purchases of Securities

Previous Purchases of Securities

Hammerhead has not purchased any of its securities during the period from February 27, 2023, the date the Warrants commenced trading on the TSX and Nasdaq, and the date of the Offer.

Previous Sales of Securities

Except as described under "Previous Distributions of Securities" below, no securities of the Corporation have been issued by the Corporation during the period from February 27, 2023, the date the Warrants commenced trading on the TSX and Nasdaq, and the date of the Offer.

Previous Distributions of Securities

Business Combination with DCRD

In connection with the Plan of Arrangement, Hammerhead filed a prospectus with the SEC pursuant to Rule 424(b)(3) under its Registration Statement on Form F-4 (the "Form F-4") in respect of the issuance of up to 127,759,879 Shares, 30,050,000 Warrants and 30,050,000 Shares issuable upon the exercise of the Warrants. Upon the closing of the Plan of Arrangement, the Corporation had 90,778,275 Shares and 28,549,991 Warrants issued and outstanding.

Registered Offerings

On December 30, 2022, in connection with the Business Combination, Hammerhead filed a prospectus with the SEC pursuant to Rule 424(b)(3) under the Securities Act in respect of the issuance of 127,759,879 Shares, 30,050,000 Warrants and 30,050,000 Shares issuable upon the exercise of the Warrants.

Hammerhead filed a Registration Statement on Form F-1 on March 16, 2023 (the "Registration Statement"), and an amendment thereto on April 14, 2023, in respect of resales by the selling security holders named therein from time to time of up to 99,176,973 Shares, including up to 12,737,500 Shares issuable upon exercise of Warrants, and 12,737,500 Warrants to purchase Shares, and the issuance by us of up to 28,549,991 Shares underlying Warrants. As of the date of this Circular, the Registration Statement has not been declared effective. The Corporation will not receive any proceeds from any resales of securities by the selling security holders under the Registration Statement. The Corporation would receive up to an aggregate of approximately US$328.3 million from the exercise of the Warrants, assuming the exercise in full of all such Warrants for cash.

Incentive Plans

Pursuant to the Plan of Arrangement, on February 23, 2023, the Corporation issued 671,539 Legacy Options and 5,329,938 Legacy RSUs.

On April 10, 2023, the Corporation issued an aggregate of 1,945,700 share awards (the "Share Awards"), which are restricted awards, under the Equity Incentive Award Plan (as defined below).

For more information on the terms of the Legacy Options, Legacy RSUs, the Share Awards and Options, see the complete versions of the Legacy Share Option Plan, Legacy Share Award Plan, Equity Incentive Award Plan and Share Option Plan, respectively, as filed by Hammerhead with the Commissions (available under the Corporation's SEDAR profile at www.sedar.com) and with the SEC (available under the Corporation's profile at www.sec.gov).

8. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning Shares and Warrants

Interests of Directors and Executive Officers

Except as set forth in the Offer to Purchase or as disclosed in this Circular, neither the Corporation nor, to the Corporation's knowledge, any of its directors or executive officers is a party to any agreement, commitment or understanding, formal or informal, with any securityholder relating, directly or indirectly, to the Offer or with any other person or company with respect to any securities of the Corporation in relation to the Offer, nor are there any contracts or arrangements made or proposed to be made between the Corporation and any of its directors or executive officers and no payments or other benefits are proposed to be made or given by way of compensation for loss of office or as to such directors or executive officers remaining in or retiring from office if the Offer is successful.

Except as disclosed herein, neither the Corporation nor, to the Corporation's knowledge, any of its directors or executive officers has current plans or proposals which relate to, or would result in, any extraordinary corporate transaction involving the Corporation, such as: a "going private transaction"; merger; reorganization; liquidation; the sale or transfer of a material amount of its assets or the assets of any of its subsidiaries (although the Corporation may from time to time consider various acquisition or divestiture opportunities); the purchase of a material amount of assets; any change in its present Board of Directors or management; any material change in its indebtedness, dividend policy or capitalization; any other material change in its business or corporate structure; any material change in its articles or by-laws; or other actions that could impede the acquisition of control of the Corporation, cause any class of equity securities of the Corporation to be de-listed from the TSX or Nasdaq, cause any class of equity securities of the Corporation to become eligible for termination of registration under the Exchange Act, result in the acquisition by any person of additional securities of the Corporation or the disposition of securities of the Corporation, or any actions similar to any of the foregoing.

Ownership of Securities of the Corporation

To the knowledge of the Corporation, after reasonable inquiry, the following table indicates, as at April 26, 2023, the number of securities of the Corporation beneficially owned or over which control or direction is exercised, by each director and executive officer of the Corporation and, to the extent known by the Corporation after reasonable inquiry, by: (a) each associate or affiliate of an insider of the Corporation; (b) each associate or affiliate of the Corporation; (c) each other insider, as defined in applicable law, of the Corporation; and (d) each person acting jointly or in concert with the Corporation, and the percentage such number of securities represents of the applicable total outstanding number of such securities. Unless otherwise indicated, the address of each Hammerhead securityholder named below is c/o Hammerhead Energy Inc., Suite 2700, 525 - 8th Avenue SW, Calgary, Alberta, T2P 1G1.

		Shares	Warrants	Legacy Options	Legacy RSUs	Share Awards
Name	Relationship with Hammerhead	No. and % of Shares(4)	No. and % of Warrants	No. and % of Legacy Options(6)	No. and % of Legacy RSUs(6)	No. and % of Share Awards(6)
Directors
Scott Sobie(8)	Director and President and Chief Executive Officer	256,399(5)	-	159,877 (24.1%)	1,042,558 (20.2%)	292,200 (15.0%)
Michael G. Kohut	Director and Senior Vice President and Chief Financial Officer	959(5)	-	10,224 (1.5%)	431,452 (8.4%)	174,300 (8.9%)
A. Stewart Hanlon	Director	7,349(5)	-	-	14,697(7)	-
J. Paul Charron	Director	7,349(5)	-	-	14,697(7)	-
Bryan Begley	Director	7,036,020 (7.7%)(2)	-	-	-	-
Robert Tichio	Director	-	-	-	-	-
Jesal Shah	Director	-	-	-	-	-
James AC McDermott(3)	Director	37,396(5)	-	-	-	-
Executive Officers(9)
Daniel Labelle	Senior Vice President, Development and A&D	64,443(5)	-	89,810 (13.5%)	457,714 (8.9%)	131,100 (6.7%)
David Anderson	Senior Vice President, Operations and Alternative Energy	22,365(5)	-	61,215 (9.2%)	418,799 (8.1%)	131,100 (6.7%)
Nicki Stevens	Senior Vice President, Production, Marketing and ESG	36,743(5)	-	61,725 (9.3%)	389,725 (7.6%)	131,100 (6.7%)
Richard Unsworth	Senior Vice President, Business & Organizational Effectiveness	-	-	-	-	66,800 (3.4%)
Other
Investment funds affiliated with Riverstone and its affiliates(1)	10% Shareholder	78,197,457 (86.0%)	12,737,500 (44.6%)	-	-	-
1901 Lux Holdings, LP(2)	Associate of a Director	7,036,020 (7.7%)	-	-	-	-

______________

Notes:

(1) Includes: (i) 7,794,002 Shares held of record by REL Hammerhead B.V.; (ii) 35,176,272 Shares held of record by Riverstone V Investment Management Cooperatief U.A. ("R5 IM Coop"); (iii) 17,533,979 Shares held of record by Riverstone V REL Hammerhead B.V. ("R5 REL HHR"); (iv) 9,880,444 Shares held of record by Riverstone V CIOC LP; (v) 4,348,437 Shares held of record by R5 HHR FS Holdings LLC; (vi) 12,737,500 Shares issuable upon exercise of Private Placement Warrants held of record by R5 HHR FS Holdings LLC and (vii) 3,464,323 Shares held of record by DCRD Sponsor (together, the "Riverstone Investors").  David M. Leuschen and Pierre F. Lapeyre, Jr. are the managing directors of Riverstone Management Group, L.L.C., which is the general partner of Riverstone/Gower Mgmt Co Holdings, L.P., which is the sole member of Riverstone Holdings II (Cayman), Ltd., which is the general partner of Riverstone Energy Limited Investment Holdings, L.P., which is the sole shareholder of REL IP General Partner Limited, which is the general partner of REL IP General Partner LP, which is the general partner of REL Batavia Partnership, L.P., which is the sole member of REL Investment Management III Coöperatief U.A., which is the sole member of REL Hammerhead B.V. As such, each of these entities and individuals may be deemed to have or share beneficial ownership of the securities held of record by REL Hammerhead B.V. In addition, Riverstone Energy GP V Ltd., an affiliate of Riverstone, is the sole member of  Riverstone GP V Cayman LLC, which is the general partner of Riverstone Energy Partners V (Cayman), L.P., which is the general partner of Riverstone Global Energy and Power Fund V (Cayman), L.P., which is the sole member of R5 IM Coop, which is the majority member of R5 REL HHR, which is sole member of Riverstone V CIOC GP, LLC, which is the general partner of Riverstone V CIOC LP. Riverstone Global Energy and Power Fund V (Cayman), L.P. is also the sole member of R5 HHR FS Holdings LLC. As such, each of these entities and individuals may be deemed to have or share beneficial ownership of the securities held of record by R5 IM Coop, R5 REL HHR, Riverstone V CIOC LP and R5 HHR FS Holdings LLC. David M. Leuschen and Pierre F. Lapeyre, Jr. are also the managing directors of Riverstone Holdings LLC, which is the managing member of Decarbonization Plus Acquisition Sponsor Holdings IV LLC, which is the managing member of DCRD Sponsor. As such, each of these entities and individuals may be deemed to have or share beneficial ownership of the securities held of record by DCRD Sponsor. The business address of R5 IM Coop, R5 REL HHR and REL Hammerhead B.V. is Herengracht 450, 1017 CA Amsterdam, The Netherlands.  The business address of each of the other entities and individuals named in this footnote is c/o Riverstone, 712 Fifth Avenue, 36th Floor, New York, NY 10019.

(2) 1901 Lux Holdings, LP ("1901 Lux Holdings") is the indirect permitted transferee of ZAM Ventures Luxembourg II S.A.R.L. ("ZAM"), an affiliate of 1901 Lux Holdings, who received 7,036,020 Shares in exchange for its Hammerhead Shares in connection with the Business Combination. Bryan Begley is one of the managing members of 1901 Partners GP, LLC ("1901 Partners GP") which is the general partner of 1901 Lux Holdings. Mr. Begley has shared voting and investment discretion with respect to the shares of the Corporation held of record by 1901 Lux Holdings. As such, each of Mr. Begley and 1901 Partners GP may be deemed to have or share beneficial ownership of the shares held directly by 1901 Lux Holdings. Each such entity or individual disclaims any such beneficial ownership. The business address of each of these entities and individuals is c/o 1901 Partners Management, LP, 1 Village Plaza, Suite 103, Kings Park, NY 11754.

(3) Holdings of Warrants and Shares do not include the 99,698 Warrants with a corresponding purchase price of $99,698 and 45,706 Shares with a corresponding purchase price of $166.10 that are held by certain Riverstone Fund V Entities after the transfer of such Warrants and Shares pursuant to the Sponsor Side Letter. Pursuant to the Sponsor Side Letter, Mr. McDermott is entitled to receive up to $99,893 from certain Riverstone Fund V Entities upon the sale by the Riverstone Fund V Entities of the Warrants or Shares held by such entities. See "Arrangements Concerning the Warrants - Sponsor Side Letter". The address of Mr. McDermott is 2744 Sand Hill Road, Suite 100, Menlo Park, CA 94025.

(4) As at April 26, 2023, the Corporation had 90,957,182 Shares issued and outstanding.

(5) Represents less than 1% of the issued and outstanding Shares.

(6) As at April 26, 2023, the Corporation had 664,328 Legacy Options, 5,158,242 Legacy RSUs and 1,949,700 Share Awards outstanding.

(7) Represents less than 1% of the outstanding Legacy RSUs.

(8) Mr. Sobie's shareholdings does not include 3,195 Shares held by his spouse.

(9) Other officers of Hammerhead, apart from the executive officers include in the above table, hold, in aggregate, less than 1% of each of the issued and outstanding Shares, Warrants, Legacy Options, Legacy RSUs and Share Awards.

As of April 26, 2023, all directors and executive officers of the Corporation as a group beneficially owned or exercised control or direction over an aggregate of 10,621,516 Shares (including Shares which such individuals have a right to acquire within 60 days by exercising securities convertible, exercisable or exchangeable into Shares) representing approximately 11.3% of the Shares outstanding (including Shares which such individuals have a right to acquire within 60 days by exercising convertible, exercisable or exchangeable into Shares).

Recent Securities Transactions

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, our executive officers, or our affiliates or our subsidiaries nor, to the best of our knowledge, any person controlling the Corporation or any executive officer or director of any such controlling entity or of our subsidiaries, has effected any transactions involving the Warrants during the 60 days prior to the date hereof.

Arrangements Concerning the Warrants

Registration Rights Agreement

On February 23, 2023, the Corporation entered into the Amended & Restated Registration Rights Agreement with DCRD Sponsor and certain other holders named therein (the "Registration Rights Agreement"), pursuant to which the Corporation agreed that, within 15 business days after the Closing Date, the Corporation would file with the SEC (at the Corporation's sole cost and expense) a registration statement on Form F-1 to register the resale of certain registrable securities under the Securities Act, and the Corporation would use its commercially reasonable efforts to have such registration statement declared effective by the SEC as soon as reasonably practicable after the filing thereof. In certain circumstances, the holders can demand the Corporation's assistance with underwritten offerings and block trades. The holders are entitled to customary piggyback registration rights.

This summary is qualified in its entirety by reference to the actual text of the Registration Rights Agreement, which is filed as an exhibit to the Schedule TO, of which this Circular constitutes a part. A copy of the Registration Rights Agreement can also be found under the Corporation's profile on SEDAR at www.sedar.com and under the Corporation's profile on EDGAR at www.sec.gov.

Lock-Up Agreement

On February 23, 2023, certain existing shareholders of the Corporation, including certain affiliates of Riverstone, became bound by a Lock-Up Agreement (the "Lock-Up Agreement") with the Corporation pursuant to which they agreed, subject to certain customary exceptions, during the lock-up period, not to: (a) effect any sale of, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidation with respect to or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any securities of the Corporation; (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any securities of the Corporation, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; or (c) make any public announcement of any intention to effect any transaction specified in clause (a) or (b), until the earlier of: (i) six months after February 23, 2023; or (ii) the date that the last sale price of the Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day trading period.

This summary is qualified in its entirety by reference to the actual text of the form of Lock-Up Agreement, which is filed as an exhibit to the Schedule TO, of which this Circular constitutes a part. A copy of the Lock-Up Agreement can also be found under the Corporation's profile on SEDAR at www.sedar.com and EDGAR at www.sec.gov.

Sponsor Side Letter

In connection with the execution and delivery of the Business Combination Agreement, on September 25, 2022, DCRD, Riverstone Fund V, certain Riverstone Fund V Entities, the independent directors of DCRD (the "DCRD Independent Directors") and DCRD Sponsor (DCRD Sponsor, together with the DCRD Independent Directors, the "DCRD Initial Shareholders") entered into a letter agreement (the "Sponsor Side Letter") whereby each of the DCRD Initial Shareholders agreed to assign and transfer to certain Riverstone Fund V Entities certain of the DCRD Class B Ordinary Shares (the "DCRD Founder Shares") and DCRD Private Placement Warrants in connection with the Business Combination, subject to the terms and conditions in the Sponsor Side Letter.

Certain Riverstone Fund V Entities also agreed to be bound by the transfer restrictions applicable to the DCRD Founder Shares and DCRD Private Placement Warrants in the letter agreement, dated August 10, 2021, by and among DCRD, DCRD management and DCRD Sponsor (the "IPO Letter Agreement") and voting obligations applicable to the DCRD Founder Shares and DCRD Private Placement Warrants in the Sponsor Support Agreement.

The Riverstone Fund V Entities and the DCRD Initial Shareholders determined to enter into the Sponsor Side Letter in order to reflect an agreement between them that: (a) the DCRD Initial Shareholders will recoup their investment in the DCRD Founder Shares and the DCRD Private Placement Warrants before the Riverstone Fund V Entities will recoup their investment in the Hammerhead Shares; (b) the Riverstone Fund V Entities will recoup their investment in the Hammerhead Shares before the DCRD Initial Shareholders may obtain any profit from their retained DCRD Founder Shares; and (c) the DCRD Initial Shareholders will not sell any retained DCRD Founder Shares at a faster rate than the Riverstone Fund V Entities. The only impact on the Corporation is that the Riverstone Fund V Entities own DCRD Founder Shares and DCRD Private Placement Warrants after the Closing Date that the DCRD Initial Shareholders would have otherwise owned absent the Sponsor Side Letter. DCRD and HHR were not involved in the negotiation of the Sponsor Side Letter, except to the extent necessary to ensure that the DCRD Founder Shares and the DCRD Private Placement Warrants remained subject to transfer restrictions in the IPO Letter Agreement and the voting obligations in the Sponsor Support Agreement.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, on September 25, 2022, DCRD Sponsor and Riverstone Fund V entered into an agreement (the "Sponsor Support Agreement") with DCRD, NewCo and HHR, pursuant to which, among other things, DCRD Sponsor and Riverstone Fund V each agreed to (and agreed to cause its controlled affiliates to): (a) waive the anti-dilution rights set forth in the Amended and Restated Memorandum and Articles of Association of DCRD with respect to the DCRD Founder Shares held by it; (b) vote all DCRD Class A Ordinary Shares and DCRD Founder Shares held by it in favor of the adoption and approval of the Business Combination and each other proposal related to the Business Combination included on the agenda for the extraordinary general meeting of shareholders of DCRD, except that DCRD Sponsor and Riverstone Fund V will not vote any DCRD Class A Ordinary Shares purchased by DCRD Sponsor and Riverstone Fund V after DCRD publicly announced its intention to engage in the Business Combination for or against any of the proposals considered at such shareholders' meeting; (c) not redeem any DCRD Founder Shares in connection with such shareholders' meeting; (d) not transfer the DCRD Founder Shares, DCRD Class B common shares or Class B Common Shares (or Shares issuable upon conversion of Class B Common Shares in connection with the Business Combination) until the earlier of: (i) one year after the Closing Date; or (ii) subsequent to the Closing Date, (x) if the last sale price of the Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date or (y) the date on which the Corporation completes a liquidation, amalgamation, share exchange or other similar transaction that results in all shareholders of Hammerhead having the right to exchange their shares for cash, securities or other property and (v) not transfer any DCRD Private Placement Warrants, any Private Placement Warrants or Warrants (or Shares issued or issuable upon exercise of the Warrants) until 30 days after the Closing Date.

Equity Incentive Plans

In connection with the Business Combination, Hammerhead adopted an equity incentive award plan (the "Equity Incentive Award Plan") and an equity incentive share option plan (the "Share Option Plan" and together with the Equity Incentive Award Plan, the "Equity Incentive Plans") in order to facilitate the grant of Share Awards and options to purchase Shares ("Options") to directors, employees (including executive officers) and consultants of Hammerhead and certain of its affiliates and to enable Hammerhead to obtain and retain the services of these individuals, which is essential to Hammerhead's long term success. A third-party compensation consulting advisor was engaged to review executive and director compensation plans, including the Equity Incentive Plans. The Equity Incentive Plans became effective immediately following the SPAC Amalgamation Effective Time, and are, along with any grants made thereunder, subject to the ratification by Hammerhead's shareholders at its annual general meeting to be held in 2023. This summary is qualified in its entirety by reference to the actual text of the Equity Incentive Plans, which are filed as exhibits to the Schedule TO, of which this Circular constitutes a part. Copies of the Equity Incentive Plans can also be found under the Corporation's profile on SEDAR at www.sedar.com and under the Corporation's profile on EDGAR at www.sec.gov.

Legacy Plans

In addition to the Equity Incentive Plans, Hammerhead has also adopted an option plan (the "Legacy Share Option Plan") and a share award plan (the "Legacy Share Award Plan") solely to provide for the issuance of Legacy Options and Legacy RSUs in exchange for the then issued and outstanding options and share awards to purchase Hammerhead Common Shares, respectively, under the Plan of Arrangement (collectively, the "Legacy Plans"), which plans became effective immediately following the SPAC Amalgamation Effective Time. Under the terms of the Legacy Plans and the policies of the TSX, Hammerhead is not entitled to make any further grants of Legacy Options or Legacy RSUs under the Legacy Plans. This summary is qualified in its entirety by reference to the actual text of the Legacy Plans, which are filed as exhibits to the Schedule TO, of which this Circular constitutes a part. Copies of the Legacy Plans can also be found under the Corporation's profile on SEDAR at www.sedar.com and under the Corporation's profile on EDGAR at www.sec.gov.

General

The foregoing description of agreements and arrangements involving the Shares and Warrants are qualified in their entirety by reference to the text of the respective agreement or arrangement, copies of which have been filed with the SEC and/or filed with the Commissions on SEDAR, as applicable. Except as otherwise described or incorporated by reference in this Offer to Purchase or the Schedule TO, none of the Corporation nor, to the best of its knowledge, any of its affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to the Shares or Warrants, including any contract, agreement, arrangement, understanding or relationship concerning the transfer or the voting of the Shares, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

9. Acceptance of Offer

Except as set forth below, to the knowledge of the Corporation and to the knowledge of its directors and executive officers, after reasonable inquiry, none of the Corporation's directors or officers, nor any associate or affiliate of its directors or officers, none of the Corporation's associates or affiliates, nor any of the Corporation's other insiders as defined in applicable securities law and no person or company acting jointly or in concert with the Corporation,  has a present intention to tender any of such person's Warrants pursuant to the Offer.

The Riverstone Fund V Entities have advised the Corporation that they are considering tendering all or part of their Warrants in connection with the Offer; however, the Riverstone Fund V Entities have not entered into any agreement with the Corporation to tender their Warrants nor made any final decision to tender their Warrants as of the date hereof.

As of the date hereof, the Riverstone Fund V Entities and their affiliates also own or control, directly or indirectly, 78,197,457 Shares representing approximately 86.0% of the outstanding Shares as at April 26, 2023, which are valued at US$645,129,020.25 based on the closing trading price of the Shares of US$8.25 on the Nasdaq on April 26, 2023, the last trading day prior to the commencement of the Offer. The Riverstone Fund V Entities have advised the Corporation of their view that the elimination or a reduction of outstanding Warrants and their potential dilutive effect may have a positive impact on the value of the Shares and that this will be considered by the Riverstone Fund V Entities in their evaluation of whether to tender Warrants in connection with the Offer.

Following the date of this Circular, the intentions of any of such persons may change and any such person may, in their sole discretion, tender all or any portion of their Warrants pursuant to the Offer or, subject to compliance with applicable laws and the Lock-Up Agreement, sell all or any portion of their Warrants on the TSX or Nasdaq during the period of the Offer.

Should any of the Riverstone Fund V Entities elect to tender Warrants in connection with the Offer, the purchase of their Warrants under the Offer would be a "related party transaction" for the purposes of MI 61-101 as such persons are "related parties" of the Corporation for purposes of MI 61-101. In such event, the Corporation intends to rely upon the exemption to obtain minority approval of such related party transaction set forth in paragraph 5.7(a) of MI 61-101, as neither the fair market value of such persons' Warrants, nor the fair market value of the aggregate purchase price to be paid for such Warrants, exceeds 25% of the Corporation's market capitalization (determined in accordance with MI 61-101).

10. Commitments to Acquire Warrants

The Corporation has no agreements, commitments or understandings to purchase Shares, Warrants or other securities of the Corporation, other than pursuant to the Offer, and securities issued, purchased or sold pursuant to the exercise of Warrants, Legacy Options, Legacy RSUs, Share Awards or Options in connection with the Corporation's Legacy Share Option Plan, Legacy Share Award Plan, Equity Incentive Award Plan or Share Option Plan, or in connection with the Corporation's security-based compensation arrangements, and as otherwise described in this Offer to Purchase and Circular.

Applicable Canadian securities laws generally prohibit the Corporation and persons or companies acting jointly or in concert with the Corporation from acquiring or offering to acquire beneficial ownership of any Warrants, other than pursuant to the Offer, from the period commencing on the date of announcement of the Corporation's intention to make the Offer until the Expiration Time. In addition, the Corporation and persons or companies acting jointly or in concert with the Corporation are prohibited from acquiring or offering to acquire beneficial ownership of any Warrants during the period commencing with the Expiration Time and ending on the 20th business day thereafter, except, in the case of acquisitions during the period following the Expiration Time, pursuant to certain acquisitions effected in the normal course on a published market or as otherwise permitted by applicable law.

Accordingly, Hammerhead has not purchased and will not purchase Warrants, since the time the Offer was publicly announced until its expiration. Hammerhead may in the future, subject to applicable law, purchase additional Warrants on the open market, in private transactions, through normal course issuer bids, other issuer bids or otherwise. Any such purchases may be on the same terms or on terms which are more or less favorable to Warrantholders than the terms of the Offer. Any possible future purchases by the Corporation will depend on many factors, including the market price of the Warrants, the market price of the Shares, the Corporation's business and financial position, the results of the Offer and general economic and market conditions. Further, the Corporation has the right to redeem the Warrants issued in exchange for the DCRD Public Warrants pursuant to the Plan of Arrangement in accordance with their terms on the satisfaction of certain conditions. Any possible future redemption of such Warrants by the Corporation will depend on many factors, including the satisfaction of the conditions to redemption, the market price of the Warrants, the market price of the Shares, the Corporation's business and financial position, the results of the Offer and general economic and market conditions.

To the knowledge of the Corporation, after reasonable inquiry, no person or company named under "Issuer Bid Circular - Interest of Directors and Executive Officers; Transactions and Arrangements Concerning Shares and Warrants" has any agreements, commitments or understandings to acquire Warrants or Shares.

For more information regarding the Legacy Plans and the Equity Incentive Plans, see the Annual Report on Form 20-F filed by Hammerhead with the Commissions (available under the Corporation's SEDAR profile at www.sedar.com) and with the SEC (available under the Corporation's profile at www.sec.gov).

11. Benefits from the Offer

Other than as set forth below, no person or company named under "Issuer Bid Circular - Interest of Directors and Executive Officers; Transactions and Arrangements Concerning Shares and Warrants" will receive any direct or indirect benefit from accepting or refusing to accept the Offer other than the Purchase Price for any Warrants tendered to the Offer and purchased by the Corporation in accordance with the terms of the Offer and any benefit available to any Warrantholder who does or does not participate in the Offer.

Pursuant to the Sponsor Side Letter, Mr. McDermott is entitled to receive up to $99,893 from certain Riverstone Fund V Entities upon the sale by the Riverstone Fund V Entities of the Warrants or Shares held by such entities. See "Arrangements Concerning the Warrants - Sponsor Side Letter".

12. Material Changes in the Affairs of the Corporation

Except as described or referred to herein, the directors and executive officers of the Corporation are not currently aware of any plans or proposals for material changes in the affairs of the Corporation, or of any undisclosed material changes that have occurred since March 28, 2023, being the date on which the Corporation's most recent financial statements were filed on SEDAR and EDGAR.

13. Prior Valuations and Bona Fide Prior Offers

On September 25, 2022, Duff & Phelps Opinions Practice Kroll, LLC, rendered an opinion to the special committee of directors of DCRD in connection with the Business Combination (the "DCRD Opinion"), which included, among other things, an opinion as to the fair market value of HHR. A copy of the DCRD Opinion is attached as Annex H to the Corporation's prospectus pursuant to Rule 424(b)(3) under the Securities Act, filed with the SEC on December 30, 2022 and available on EDGAR at www.sec.gov and forms part of the Corporation's Final Prospectus filed with the Commissions under the Corporation's profile on SEDAR at www.sedar.com on March 2, 2023.

To the Corporation's knowledge, or the knowledge of any of its directors or executive officers, after reasonable inquiry, other than the DCRD Opinion, no prior valuation (as such term is defined in MI 61-101) regarding Hammerhead, its securities or material assets has been made in the 24 months before the date of the Offer.

Other than in connection with the Plan of Arrangement with DCRD, there were no bona fide prior offers that relate to the Warrants or the Shares or are otherwise relevant to the Offer received by the Corporation during the 24 months before the date of the Offer.

14. Accounting Treatment of the Offer

The accounting treatment for the Corporation's purchase of the Warrants under the Offer will result in a reduction of the Corporation's Warrant liability in an amount equal to the number of Warrants purchased multiplied by the carrying amount of the Warrants and depending on the source of funding, a corresponding increase in liabilities and/or reduction in cash equal to the aggregate purchase price. The carrying value of the Warrants is equivalent to the Purchase Price, as they were remeasured at fair value with the difference between the previous carrying amount and fair value recognised as a gain or loss in the Consolidated Statement of Profit (Loss) and Comprehensive Profit (Loss).

15. Income Tax Consequences

Certain Canadian Federal Income Tax Considerations

General

The following general summary describes, as of the date hereof, certain material Canadian federal income tax considerations under the Tax Act generally applicable to a beneficial owner of Warrants that properly tenders and sells Warrants to Hammerhead pursuant to the Offer.

This summary is based on the current provisions of the Tax Act, all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Tax Proposals") and counsel's understanding of the current administrative policies and assessing practices of the CRA which have been published in writing prior to the date hereof. The summary assumes that all of the Tax Proposals will be implemented in the form proposed, although no assurance in this regard can be given. This summary does not otherwise take into account or anticipate any changes in law or administrative policies and assessing practices, whether by legislative, regulatory, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein.

This summary is not applicable to a Warrantholder: (a) that is a "financial institution" for the purposes of the "mark-to-market" rules; (b) that is a "specified financial institution"; (c) that reports its "Canadian tax results" in a currency other than Canadian dollars (d) an interest in which is a "tax shelter investment"; or (e) that has entered into a "derivative forward agreement" or a "dividend rental arrangement" in respect of the Warrants, as each of those terms is defined in the Tax Act. This summary is also not applicable to a Warrantholder that acquired Warrants in connection with his or her employment and who disposes of such Warrants pursuant to the Offer. All of the foregoing Warrantholders should consult their own tax advisors regarding their particular circumstances.

This summary does not address the Canadian federal income tax consequences of the conversion or exercise of Warrants. Warrantholders are urged to seek tax advice from their own tax advisors in this regard.

This summary is not exhaustive of all Canadian federal income tax considerations. Further, this summary is of a general nature only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular Warrantholder and no representation is made with respect to the income tax consequences to any particular Warrantholder. Accordingly, Warrantholders should consult their own tax advisors concerning the application and effect of the income and other taxes of any country, province, territory, state or local tax authority, having regard to their particular circumstances.

Canadian Currency

Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition or deemed disposition of a Warrant must be expressed in Canadian dollars. Amounts denominated in another currency must be converted into Canadian dollars using the applicable rate of exchange (for purposes of the Tax Act) quoted by the Bank of Canada on the date such amounts arose, or such other rate of exchange as is acceptable to the CRA.

Warrantholders Resident in Canada

The following portion of the summary is, subject to the discussion under "General" above, applicable to a Warrantholder who, for purposes of the Tax Act and at all relevant times: (a) is, or is deemed to be, a resident of Canada; (b) deals at arm's length with, and is not affiliated with, Hammerhead; (c) holds its Warrants as capital property; and (d) is not exempt from tax under Part I of the Tax Act (a "Canadian Holder"). The Warrants will generally be considered to be capital property to a Canadian Holder provided that the Canadian Holder does not hold the Warrants in the course of carrying on a business of buying and selling Warrants and has not acquired the Warrants in a transaction considered to be an adventure or concern in the nature of trade.

Disposition of Warrants

Upon a disposition (or a deemed disposition) of a Warrant (other than on the exercise thereof), a Canadian Holder generally will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Warrant, net of any reasonable costs of disposition, are greater (or are less) than the adjusted cost base of such Warrant, to the Canadian Holder. The tax treatment of capital gains and capital losses is discussed in greater detail below under the heading "Taxation of Capital Gains and Capital Losses".

Taxation of Capital Gains and Losses

Generally, a Canadian Holder will be required to include in computing its income for a taxation year one-half of any capital gain (a "taxable capital gain") realized by it in that year. Subject to and in accordance with the provisions of the Tax Act, a Canadian Holder must deduct one-half of the amount of any capital loss (an "allowable capital loss") realized in a taxation year from taxable capital gains realized by the Canadian Holder in that year, and any excess may be carried back to any of the three preceding taxation years or carried forward to any subsequent taxation year and deducted against net taxable capital gains realized in such years.

Special rules may apply to suspend or deny, as applicable, any capital loss realized by a Canadian Holder on the disposition of Warrants pursuant to the Offer if the Canadian Holder (or a person affiliated with the Canadian Holder for purposes of the Tax Act) acquires additional Warrants in the period commencing 30 days prior to, and ending 30 days after, the disposition, and such acquired Warrants are owned by such Canadian Holder (or a person affiliated with the Canadian Holder for purposes of the Tax Act) at the end of such period. Canadian Holders who may be affected by these rules are urged to consult their own tax advisors.

A Canadian Holder that is a "Canadian-controlled private corporation" (as defined in the Tax Act) throughout the year may be liable to pay an additional tax (refundable in certain circumstances) on its "aggregate investment income" for the year, which is defined to include an amount in respect of taxable capital gains (but not dividends, or deemed dividends, that are deductible in computing taxable income). Tax Proposals announced by the Minister of Finance (Canada) on April 7, 2022, propose to extend this additional tax to "substantive CCPCs", as defined in the Tax Proposals. Canadian Holders who may be affected by these rules are urged to consult with their own tax advisors in this regard.

Alternative Minimum Tax

A capital gain realized by a Canadian Holder who is an individual, including a trust (other than certain specified trusts), as a result of the disposition of Warrants pursuant to the Offer may give rise to a liability for alternative minimum tax. Such Canadian Holders should consult their own tax advisors with respect to the alternative minimum tax rules set out in the Tax Act.

Warrantholders Not Resident in Canada

The following portion of the summary is, subject to the discussion under "General" above, applicable to a Warrantholder who, for purposes of the Tax Act and at all relevant times: (a) is not, and is not deemed to be, resident in Canada; (b) does not use or hold, and is not deemed to use or hold, its Warrants in connection with carrying on a business in Canada; (c) deals at arm's length with, and is not affiliated with, Hammerhead; and (d) is not an insurer that carries on an insurance business in Canada and elsewhere (a "Non-Canadian Holder").

On a disposition of a Warrant (other than on the exercise thereof), a Non-Canadian Holder will generally not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Canadian Holder unless the Warrant constitutes "taxable Canadian property" (as defined in the Tax Act) of the Non-Canadian Holder at the time of disposition and the Non-Canadian Holder is not entitled to relief under an applicable income tax convention

Generally, provided the Shares are listed on a designated stock exchange at the time of the disposition of a Warrant, the Warrant will not constitute taxable Canadian property of a Non-Canadian Holder at such time unless, at any time during the 60-month period immediately preceding the disposition of the Warrant, the following conditions are satisfied concurrently (the "TCP Conditions"): (i) (a) the Non-Canadian Holder, (b) persons with whom the Non-Canadian Holder did not deal at arm's length, (c) partnerships in which the Non-Canadian Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, or (d) any combination of the persons and partnerships described in (a) through (c), owned 25% or more of the issued shares of any class or series of the capital stock of Hammerhead, and (ii) more than 50% of the fair market value of the shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, "Canadian resource properties" (as defined in the Tax Act), "timber resource properties" (as defined in the Tax Act), and options in respect of, or interests in or for civil law rights in, any such properties whether or not the properties exist. A Warrant may also be deemed to be taxable Canadian property in certain other circumstances.

A Non-Canadian Holder that disposes of, or is deemed to have disposed of, a Warrant that constitutes "taxable Canadian property" and is not entitled to relief under an applicable income tax convention will generally be subject to the same tax consequences described above under "Warrantholders Resident in Canada-Taxation of Capital Gains and Capital Losses".

Non-Canadian Holders whose Warrants are or may be taxable Canadian property should consult their own advisors for advice having regard to their particular circumstances, including whether their Warrants constitute treaty-protected property.

Material U.S. Federal Income Tax Considerations for U.S. Holders

The following is a discussion of the material U.S. federal income tax considerations for U.S. Holders (as defined below) with respect to exchanging their Warrants for cash pursuant to the Offer. This discussion applies only to Warrants that are held as "capital assets" within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the "Code") for U.S. federal income tax purposes (generally, property held for investment). This discussion is based on the provisions of the Code, U.S. Treasury regulations ("Treasury Regulations"), administrative rulings, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change and differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could significantly alter the tax considerations described herein. The Corporation has not sought, nor does it intend to seek, any rulings from the U.S. Internal Revenue Service ("IRS") with respect to the statements made and the positions or conclusions described in this summary. Such statements, positions and conclusions are not free from doubt, and there can be no assurance that your tax advisor, the IRS, or a court will agree with such statements, positions, and conclusions.

The following discussion does not purport to be a complete analysis of all potential U.S. federal income tax considerations relevant to the exchange of Warrants for cash pursuant to the Offer. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any U.S. state or local or non-U.S. tax laws, any tax treaties or any other tax law. Furthermore, this discussion does not address all U.S. federal income tax considerations that may be relevant to particular U.S. Holders in light of their personal circumstances or that may be relevant to certain categories of U.S. Holders that may be subject to special treatment under the U.S. federal income tax laws, such as:

  Holders of DCRD warrants prior to the Domestication and the SPAC Amalgamation;
  banks, insurance companies, or other financial institutions;
  tax-exempt or governmental organizations;
  dealers in securities or foreign currencies;
  persons whose functional currency is not the U.S. dollar;
  traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;
  "controlled foreign corporations", "passive foreign investment companies", and corporations that accumulate earnings to avoid U.S. federal income tax;
  regulated investment companies, real estate investment trusts and persons subject to the alternative minimum tax;
  entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;
  persons deemed to sell Warrants under the constructive sale provisions of the Code;
  persons that acquired Warrants through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;
  persons that hold Warrants as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction, or other integrated investment or risk reduction transaction;
  certain former citizens or long-term residents of the United States;
  persons that actually or constructively own 10% or more (by vote or value) of any class of shares of the Corporation;
  the Corporation's officers or directors; and
  persons who are not U.S. Holders.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Warrants, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding Warrants are urged to consult with and rely solely upon their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

ALL HOLDERS SHOULD CONSULT WITH AND RELY SOLELY UPON THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY OTHER TAX LAWS, INCLUDING U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR ANY U.S. STATE OR LOCAL OR NON-U.S. TAX LAWS, OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holder Defined

For purposes of this discussion, a "U.S. Holder" is a beneficial owner of Warrants, for U.S. federal income tax purposes that is either:

  an individual who is a citizen or resident of the United States;
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
  an estate the income of which is subject to U.S. federal income tax regardless of its source; or
  a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more "United States persons" (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable Treasury Regulations to be treated as a United States person.

Gain or Loss on Exchange of Warrants for Cash Pursuant to the Offer

Subject to the PFIC rules discussed below, upon the exchange of Warrants for cash pursuant to the Offer, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the sum of the amount of cash received and (ii) the U.S. Holder's adjusted tax basis in the Warrants. A U.S. Holder's adjusted tax basis in its Warrants generally will equal the U.S. Holder's acquisition cost of such Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder's holding period for exchanged Warrants exceeds one year. If the one-year holding period requirement is not satisfied, any gain on the exchange of Warrants would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. A U.S. Holder must calculate gain or loss separately for each block of Warrants exchanged pursuant to the Offer .Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Rules

Adverse U.S. federal income tax rules apply to United States persons that hold, or are treated as holding, shares in a foreign (i.e., non-U.S.) corporation classified as a "passive foreign investment company" (a "PFIC") for U.S. federal income tax purposes.

In general, the Corporation will be treated as a PFIC with respect to a U.S. Holder in any taxable year in which, after applying certain look-through rules, either:

  at least 75% of its gross income for such taxable year consists of passive income (e.g., dividends, interest, rents (other than rents derived from the active conduct of a trade or business), and gains from the disposition of passive assets); or
  the average percentage (ordinarily averaged quarterly over the year) by value of its assets during such taxable year that produce or are held for the production of passive income is at least 50%.

Because the revenue production of the Corporation is uncertain, and because PFIC status is based on income, assets and activities for an entire taxable year, there can be no assurance that the Corporation will not be treated as a PFIC under the income or asset test for the current taxable year or any future taxable year. For purposes of determining whether the Corporation is a PFIC, the Corporation will be treated as earning and owning its proportionate share of the income and assets, respectively, of any of its subsidiary corporations in which it owns at least 25% of the value of the subsidiary's stock. The Corporation may hold, directly or indirectly, interests in other entities that are PFICs ("Subsidiary PFICs"). If the Corporation is a PFIC, each U.S. Holder will be treated as owning its pro rata share by value of the stock of any Subsidiary PFIC and will be subject to the PFIC rules with respect to such Subsidiary PFICs.

Although PFIC status is determined annually, an initial determination that the Corporation is a PFIC for a taxable year will generally apply for subsequent years to a U.S. Holder who held (or is deemed to have held) Warrants during a tax year in which the Corporation was a PFIC, whether or not the Corporation is classified as a PFIC in those subsequent years. It is not entirely clear how various aspects of the PFIC rules apply to Warrants, and U.S. Holders are strongly urged to consult with and rely solely upon their own tax advisors regarding the application of such rules to their Warrants in their particular circumstances. If a U.S. Holder exchanges its Warrants for cash pursuant to the Offer and (i) currently proposed Treasury Regulations relating to the treatment of options with respect to PFICs were finalized (or the principles therein were deemed self-executing) in their current form, and (ii) the Corporation were treated as a PFIC at any time during the U.S. Holder's holding period of such Warrants, then any gain recognized by such U.S. Holder upon the exchange of its Warrants for cash pursuant to the Offer would be subject to the special rules. Under these special rules:

  the gain would be allocated ratably over the U.S. Holder's aggregate holding period for its Warrants;
  the amount allocated to the U.S. Holder's taxable year in which the U.S. Holder realized the gain, or to the portion of the U.S. Holder's holding period prior to the first day of the Corporation's taxable year for which the Corporation was a PFIC, would be taxed as ordinary income; and
  the amount allocated to each of the other taxable years (or portions thereof) of the U.S. Holder would be subject to tax at the highest rate of tax in effect for the U.S. Holder for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year (or portion thereof).

THE PFIC RULES ARE VERY COMPLEX, ARE AFFECTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, AND THEIR APPLICATION IS UNCERTAIN. U.S. HOLDERS ARE STRONGLY URGED TO CONSULT WITH AND RELY SOLELY UPON THEIR OWN TAX ADVISORS TO DETERMINE THE APPLICATION OF THE PFIC RULES TO THEM IN THEIR PARTICULAR CIRCUMSTANCES AND ANY RESULTING TAX CONSEQUENCES.

Information Reporting and Backup Withholding

Proceeds from the exchange of Warrants for cash pursuant to the Offer may be subject, under certain circumstances, to information reporting and backup withholding. Backup withholding will not apply, however, to a U.S. Holder that (i) is a corporation or entity that is otherwise exempt from backup withholding (which, when required, certifies as to its exempt status) or (ii) furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 (Request for Taxpayer Identification Number and Certification). Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

Certain U.S. Holders who are individuals and certain entities will be required to report information with respect to such U.S. Holder's investment in "specified foreign financial assets" on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions. An interest in the Corporation constitutes a specified foreign financial asset for these purposes. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties, and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult with and rely solely upon their own tax advisors regarding the foreign financial asset and other reporting obligations and their application to their ownership of Warrants.

THE FOREGOING DISCUSSION IS NOT A COMPREHENSIVE DISCUSSION OF ALL OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF WARRANTS. SUCH HOLDERS SHOULD CONSULT WITH AND RELY SOLELY UPON THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF OWNING WARRANTS, INCLUDING THE APPLICABILITY AND EFFECT (AND ANY POTENTIAL FUTURE CHANGES THERETO) OF ANY U.S. FEDERAL, STATE OR LOCAL OR NON-U.S. TAX LAWS AND ANY INCOME TAX TREATIES.

16. Legal Matters and Regulatory Approvals

Hammerhead is not aware of any license or regulatory permit that is material to the Corporation's business that might be adversely affected by the Corporation's acquisition of Warrants pursuant to the Offer or, except as noted below, of any approval or other action by any government or governmental, administrative or regulatory authority or agency in any jurisdiction, that would be required for the acquisition or ownership of Warrants by the Corporation pursuant to the Offer and that has not been obtained on or before the date hereof. Should any such approval or other action be required, the Corporation currently contemplates that such approval will be sought or other action will be taken. Hammerhead cannot predict whether it may determine that it must delay the acceptance for payment of Warrants tendered pursuant to the Offer pending the outcome of any such matter.

There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Corporation's business.

The Corporation's obligations under the Offer to take up and pay for Warrants are subject to certain other conditions. See "Offer to Purchase - Conditions of the Offer".

17. Source of Funds

Assuming that the Offer is fully subscribed, the value of Warrants purchased in the Offer will be US$20,000,000. The Corporation expects to fund any purchase of Warrants pursuant to the Offer, including all related fees and expenses, with available cash on hand or by drawing on existing Credit Facilities. The Offer is not conditional on the receipt of financing.

Hammerhead is currently party to a credit agreement with a syndicate of lenders consisting of Canadian Imperial Bank of Commerce, National Bank of Canada, ATB Financial, Business Development Bank of Canada and Canadian Western Bank (the "Credit Agreement") which provides for credit facilities in the aggregate amount of Cdn$350,000,000 (the "Credit Facilities"), comprised of a Cdn$330,000,000 revolving syndicated facility and a Cdn$20,000,000 operating facility. The Credit Facilities have a term date of May 31, 2023 and a maturity date of May 31, 2024 with an option to extend for an additional 364 days at the lenders' discretion. The total outstanding balance is due on the maturity date. The available lending limit under the Credit Facilities is based on the lenders' assessment of Hammerhead's reserves and future commodity prices and is reviewed semi-annually. As at the date of this Circular, the borrowing base was Cdn$350,000,000. The next borrowing base review is scheduled for on or before May 31, 2023. The Corporation's obligations under the Credit Facilities are secured by a floating charge debenture granting a first priority charge and security interest over all of the Corporation's assets and property.

Pursuant to the terms of the Credit Agreement, Hammerhead is restricted from making or agreeing to make dividends or other distributions to its shareholders (including the Offer) unless the following conditions are met: (a) the Borrower shall have delivered a commodity pricing and credit availability forecast for the 12-month period covering the period in which such distribution is to be made; (b) the forecasted first lien debt to EBITDA ratio set out in the most recent compliance certificate delivered to the lenders, on a pro forma basis, after giving effect to such payment must be less than or equal to 1.50:1.00; (c) the principal amount of undrawn availability and forecasted undrawn availability for the following 12-month period under the Credit Facilities, in each case, shall be not less than 30% of the aggregate commitment amounts under the Credit Facilities, after giving effect to such payment; and (d) there must be no borrowing base shortfall, default or event of default under the Credit Agreement.

The Credit Agreement contains customary terms and conditions for credit facilities of this nature, including customary representations and warranties, covenants, events of default and drawdown conditions (which include, among other things, accuracy of representations and warranties and no existing defaults). There are no financial covenants under the Credit Facilities. If an event of default occurs and is continuing under the Credit Facilities, the administrative agent under the Credit Facilities, on the direction of the majority lenders, will be entitled to declare all advances under such Credit Facilities to be immediately due and payable and cancel all commitments of the lenders to make further advances under such Credit Facilities. Hammerhead was in compliance with the covenants pursuant to the Credit Facilities as at and for the year ended December 31, 2022 and as at the date of this Circular.

In the event Hammerhead draws under the Credit Facilities to fund any portion of the purchase of Warrants pursuant to the Offer, such advances will be repaid from cash flows generated from operations.

18. Depositary

Hammerhead has appointed Computershare Investor Services Inc. to act as a depositary for, among other things: (a) the receipt of certificates representing Warrants and related Letters of Transmittal tendered under the Offer; (b) the receipt of Notices of Guaranteed Delivery delivered pursuant to the procedures for guaranteed delivery set forth under "Offer to Purchase - Procedure for Tendering Warrants"; (c) the receipt from the Corporation of cash to be paid in consideration of the Warrants acquired by the Corporation under the Offer, as agent for the Tendering Warrantholders; and (d) the transmittal of such cash to the Tendering Warrantholders, as agent for the Tendering Warrantholders. The Depositary may contact Warrantholders by mail, telephone or email and may request brokers, dealers and other nominee Warrantholders to forward materials relating to the Offer to beneficial owners.

19. Fees and Expenses

VRC will receive a fee of US$250,000 from Hammerhead for its services in providing the Valuation and will be reimbursed for certain reasonable out-of-pocket expenses (including legal expenses). Such fees are not contingent upon the conclusions reached by VRC in the Valuation.

Hammerhead has retained Computershare Investor Services Inc. to act as the depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under Canadian provincial securities laws.

Hammerhead will not pay any fees or commissions to any stock broker or dealer or any other person for soliciting tenders of Warrants pursuant to the Offer. Stock brokers, dealers, commercial bankers and trust companies will, upon request, be reimbursed by Hammerhead for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

Hammerhead expects to incur expenses of approximately US$600,000 in connection with the Offer, which includes filing fees, the fees of the Depositary, the fees for the Valuation, legal, translation, accounting, summary advertisement, depositary and printing fees.

20. Statutory Rights

Securities legislation in the provinces and territories of Canada provides security holders of Hammerhead with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages if there is a misrepresentation in a circular or notice that is required to be delivered to the Warrantholders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

APPROVAL AND CERTIFICATE

April 27, 2023

The Board of Directors of Hammerhead Energy Inc. has approved the contents of the Offer to Purchase and the accompanying Issuer Bid Circular dated April 27, 2023 and the sending, communication or delivery thereof to the holders of its warrants. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(signed) "Scott Sobie" President, Chief Executive Officer and Director	(signed) "Michael Kohut" Senior Vice President, Chief Financial Officer and Director

On behalf of the Board of Directors

(signed) "A. Stewart Hanlon" Director	(signed) "J. Paul Charron" Director

CONSENT OF VALUATION RESEARCH CORPORATION

To: The Board of Directors of Hammerhead Energy Inc.

We consent to the inclusion of our name and the reference to our formal valuation dated April 26, 2023 in the sections titled "Summary", "Offer to Purchase - The Offer", "Purpose and Effect of the Offer - The Valuation" and "Fees and Expenses" in the Offer to Purchase and Issuer Bid Circular dated April 27, 2023 of Hammerhead Energy Inc. in connection with its offer to the holders of its warrants, and the inclusion of the text of our formal valuation in Schedule A thereof.

April 27, 2023

(signed) "Valuation Research Corporation"

SCHEDULE A
FORMAL VALUATION OF VALUATION RESEARCH CORPORATION

See attached.

April 26, 2023

The Audit Committee of

The Board of Directors

Hammerhead Energy Inc.

525-8th Avenue SW

Suite 2700

Calgary, AB T2P 1G1

Ladies and Gentlemen:

Hammerhead Energy Inc. ("Hammerhead" or the "Company") has retained Valuation Research Corporation ("VRC") to provide independent valuation advisory services with respect to estimating the fair market value of the outstanding warrants (the "Warrants") to purchase Class A common shares of Hammerhead, which include (i) Warrants held by R5 HHR FS Holdings LLC (the "Private Placement Warrants") and (ii) Warrants held by holders other than R5 HHR FS Holdings LLC (the "Public Warrants"). VRC understands that:

(i) Hammerhead is contemplating repurchasing a portion of the issued and outstanding Warrants (the "Transaction"), and the terms and conditions of such offer will be set forth in the Offer to Purchase to be issued by the Company, the Issuer Bid Circular (the "Circular") and the related Letter of Transmittal and Notice of Guaranteed Delivery (which together constitute the "Offer"); and

(ii) the Audit Committee (the "Audit Committee") of the Board of Directors of the Company (the "Board") will consider this report in its evaluation of the Offer.

In accordance with Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions ("MI 61-101"), the Audit Committee has asked VRC to provide an independent formal valuation ("FMV Report") of the Warrants as of April 12, 2023 (the "Valuation Date"). VRC understands that the Offer will constitute an "issuer bid" for the purposes of MI 61-101.

Engagement of VRC

VRC was first contacted on behalf of the Audit Committee on April 3, 2023 concerning the potential engagement of VRC in connection with the FMV Report. VRC was retained by the Company pursuant to an engagement agreement dated April 10, 2023 (the "Engagement Agreement") to provide the FMV Report. VRC will receive a customary fee for its services for providing the Report and will be reimbursed for its reasonable out-of-pocket expenses.

Pursuant to the Engagement Agreement, VRC may receive additional fees for any additional services rendered after the delivery of the FMV Report. The Company has agreed to indemnify VRC, in certain circumstances, against certain expenses, losses, claims, actions, suits, proceedings, damages and liability which may arise directly or indirectly from services performed by VRC in connection with the Engagement

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Agreement. Fees payable to VRC are not contingent in whole or in part on the conclusions reached in the FMV Report.

Subject to the terms of the Engagement Agreement, VRC consents to the inclusion of the FMV Report in the Circular outlining the terms and conditions of the Offer, with a summary thereof, in a form acceptable to VRC, and to the filing thereof by the Company with the applicable Canadian securities regulatory authorities.

Credentials of VRC

VRC is a full-service, independent, global valuation firm. VRC was established in 1975. VRC regularly provides valuations for financial opinions, and valuations of securities, tangible assets and fixed asset valuations for public and private companies.

This FMV Report represents the views of VRC and its form and content have been approved by senior professionals of VRC, each of whom is experienced in valuation advisory services.

Independence of VRC

VRC is not (i) an associated or affiliated entity of the Company or an issuer insider (as defined in MI 61-1 and collectively referred to herein as the "Interested Parties"); (ii) an advisor to any Interested Party in respect of the Offer; or (iii) an external auditor of any of the Interested Parties.

VRC does not have a financial interest in (i) any Interested Party; or (ii) the completion of the transaction contemplated by the Offer. In the 24-month period preceding the date VRC was first contacted in respect of the FMV Report, neither VRC nor any affiliated entity of VRC has provided valuation advisory services, to the Company or any other Interested Party, including any evaluation, appraisal or review of the financial condition of any Interested Party. VRC does not have any agreements, commitments or understandings in respect of any future business involving any of the Interested Parties. However, VRC may, from time to time in the future, seek or be provided with assignments from one or more of the Interested Parties where VRC would receive customary fees.

The fees paid to VRC in connection with the Engagement Agreement are not contingent on the conclusions reached in the FMV Report or the outcome of the transaction contemplated by the Offer. VRC is of the view that it is independent of the Interested Parties for the purposes of MI 61-101.

Currency

All information included in this FMV Report is expressed in U.S. dollars unless otherwise specified.

Scope and Limitations

Except as described herein or in the Engagement Agreement, the FMV Report is solely for the benefit and use of, and can be relied upon only by, the Company, the Audit Committee and the Board, except with the prior written consent of VRC and except where disclosure may be required by applicable laws or pursuant to a regulatory request as set forth in greater detail below or in the Engagement Agreement.

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The FMV Report does not address (i) the fairness of the Transaction, in whole or in part, or any terms associated therewith, in each case to the Company's or any other person's or entity's creditors; (ii) the relative risks or merits of the Transaction, or any other business strategies or transactional alternatives that may be available to the Company or any other person or entity; (iii) the underlying business decisions of the Company or any other person or entity to enter into or consummate the Transaction; (iv) any specific legal, tax, accounting, or financial reporting matters related to or associated with the Transaction; (v) the value of the Company's assets under any state, federal, or international laws relating to appraisal or dissenters' rights; (vi) the book value of the assets and liabilities of the Company; (vii) the projections provided by the Company's management for periods before or after the consummation of the Transaction; (viii) any employment or other agreements entered into in connection with the Transaction; or (ix) any matters relating to fees paid by the Company or any other person or entity in connection with the Transaction.

In rendering the FMV Report, VRC conducted such reviews, analyses, and inquiries and considered such information, data and other material as are, in VRC's judgement, customary for engagements of this type and necessary and appropriate based on the facts and circumstances of the assignment. In conducting its reviews and analyses, and as a basis for arriving at its conclusions, VRC utilized methodology, procedures and considerations it deemed relevant and customary under the circumstances. VRC took into account its assessment of general economic, industry, market, financial and other conditions, which may or may not prove to be accurate, as well as its experience as a financial advisor in general.

The Company agreed to use commercially reasonable efforts to (i) furnish VRC with all reasonably available information and data in its possession or control concerning the Transaction (the "Information") that VRC deems appropriate in its reasonable judgment for purposes of furnishing the FMV Report, and (ii) if requested by VRC, to provide VRC with reasonable access to the Company's officers, directors (and persons in similar positions), employees, legal counsel and other advisors. In furnishing the FMV Report, the Company acknowledged and agreed that VRC (in rendering its services under the Engagement Agreement) would be using and relying on the Information and information available from public sources and other sources deemed relevant by VRC, in each case, without independent verification or independent appraisal. The Company agreed to use commercially reasonable efforts to notify VRC with reasonable promptness upon becoming aware (x) if any Information that it became aware of is or becomes inaccurate, incomplete or misleading in any material respect, (y) if such Information needs to be updated to be accurate or complete in all material respects, and otherwise not misleading in any material respect, and (z) of any material adverse change, or any development that would reasonably be expected to lead to any material adverse change, in the Company's business, properties, operations or financial condition; and if any such Information needed to be so updated, the Company agreed to use commercially reasonable efforts to do so with reasonable promptness. The Company acknowledged that VRC would assume and rely upon, without independent verification or independent appraisal, the accuracy and completeness of all Information, and all other information, data and other material (including, without limitation, financial forecasts and projections) furnished or otherwise made available to, discussed with or reviewed by VRC in connection with the engagement, or that was publicly available, and that VRC assumed no responsibility for independently verifying such Information or other information, data and other material. In addition, VRC assumed and relied upon the assumption, without independent verification, that any financial forecasts and projections provided to VRC by or on behalf of the Company had been reasonably and prudently prepared in good faith and were based upon assumptions that are reasonable. VRC further assumed that any Information provided by or on behalf of the Company did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made.

VRC assumed without verification the accuracy and adequacy of the legal advice given by counsel to the Company on all legal matters with respect to the Transaction. VRC assumed all procedures required by law to be taken in connection with the Transaction have been, or will be, duly, validly and timely taken and that the Transaction will be consummated in a manner that complies with all applicable laws and regulations. VRC will also assumed that the Transaction will be consummated in a timely manner in accordance with the terms and conditions set forth in the agreements and other documents provided to VRC, that the Company is in compliance in all material respects, and will remain in compliance in all material respects, with any and all applicable laws, rules or regulations of any and all legal or regulatory authorities and that the Transaction will be consummated in a manner that complies in all material respects with any and all applicable laws, rules and regulations of any and all legal or regulatory authorities.

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VRC did not make any independent evaluation of any of the Company's solvency or creditworthiness or any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company. VRC is not expressing any opinion regarding the liquidation value of any entity. In addition, VRC did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

VRC relied upon and assumed, without independent verification, that, unless otherwise expressly disclosed to VRC in writing by the Company, there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of the Company between the date of the most recent financial statements of or relating to the Company provided to VRC in connection with VRC's engagement and the date of the FMV Report, and that there were no facts or other information that would make any of the information (including, without limitation, the Information) reviewed by VRC incomplete or misleading. VRC further assumed that there will be no subsequent events that would materially affect the views set forth in the FMV Report.

VRC also relied upon and assumed, without independent verification, unless otherwise expressly disclosed to VRC in writing by the Company, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction have been or will be timely obtained and that no delay, limitations, restrictions or conditions will be imposed that would result in the disposition of any material portion of the assets of the Company or otherwise materially and adversely affect the Company.

The FMV Report is not intended to and does not constitute a recommendation to the Company or any other party as to how they should vote, approve, disapprove, or act with respect to any matters relating to the Transaction. The FMV Report does not represent an assurance, warranty, or guarantee that the estimated price in the Transaction is the lowest amount, worst amount, highest amount or best amount that can be obtained in connection with the Transaction or any other transaction.

VRC did not initiate any discussions, or solicit any indications of interest, with any third parties with respect to the Company or the Transaction.

The FMV Report is not valid for any transaction other than the Transaction including any subsequent business transaction, acquisition, dividend, share repurchase, debt or equity financing, recapitalization, restructuring or other actions or events not specifically referred to in the FMV Report. Furthermore, the FMV Report does not represent an assurance, guarantee, or warranty that the Company will not breach, or default on or under, any of its debt or other obligations or liabilities, nor will VRC make any assurance, guarantee, or warranty that any covenants, financial or otherwise, associated with any financing or existing indebtedness will not be breached in the future.

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The FMV Report is necessarily based on economic, industry, market, financial and other conditions and circumstances as they exist and to the extent that they can be evaluated by VRC as of the date hereof. VRC assumes no responsibility independently to update or revise the FMV Report based upon any events or circumstances occurring subsequent to the date hereof.

The FMV Report, Supporting Documentation (as defined in the Engagement Agreement) and any other financial advice, written or oral, furnished by VRC is intended solely for the benefit, use, and reliance of the Company, the Audit Committee and the Board. There are no fiduciary duties on the part of VRC or any of its affiliates or any fiduciary relationship between VRC or any of its affiliates, on the one hand, and any other party, on the other hand. Neither all nor any part of the FMV Report or Supporting Documentation, or any related materials, may be disclosed publicly or made available to third parties without the prior written consent of VRC except that no consent of VRC shall be required for (i) disclosure to the legal counsel and other advisors of the Company or their direct or indirect general partners or managing members who agree to keep such FMV Report, Supporting Documentation and other materials confidential or are otherwise bound by obligations of confidentiality, or (ii) disclosure that is compelled by applicable law, rule, regulation or other legal process (including, without limitation, by subpoena, order or request issued by a court of competent jurisdiction or other judicial, administrative, regulatory or legislative body or committee) of any governmental authority or self-regulatory organization. Notwithstanding the foregoing or any other provision of the FMV Report or the Engagement Agreement, the Company may include a reference to VRC, its role under the Engagement Agreement, and the fact that VRC has delivered the FMV Report and a summary thereof, together with our written consent thereto, in any disclosure document relating to the Transaction, provided that such disclosure has been reviewed and consented to by VRC, such review and consent not to be unreasonably withheld or delayed. Further, the Company may file a complete copy of the FMV Report with the applicable securities regulatory authorities and provide a copy of the FMV Report to a Warrant holder upon request, all in accordance with MI 61-101.

Public information and industry and statistical information are from sources we deem to be reliable; however, we make no representation as to the accuracy or completeness of such information, and have accepted the information without further verification. In the event the FMV Report is used for a sale price, financing, or tax purposes, no responsibility is assumed for the inability to negotiate favorably on the basis of the values expressed herein. The FMV Report is valid only for its stated purpose and as of the Valuation Date.

Scope of Review

VRC has been provided with information regarding the Company and the Warrants prepared by management in addition to information available from public sources. VRC has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. To the best of its knowledge, VRC has not been denied access to any information requested from the Company.

Prior Valuations

Management has represented to VRC that, except as disclosed in the Circular, no prior valuation (as such term is defined in MI 61-101) has been prepared within the two years prior to the date hereof.

Market Data

The historical price and volume for the Class A Common Shares of Hammerhead (NasdaqCM:HHRS) traded on the NASDAQ for the periods indicated is summarized below.1

_________________________

1 HHRS began trading on NASDAQ in late February 2023; therefore, data is presented starting in March 2023.

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		NasdaqCM:HHRS
Share Price	Low	High	Total Volume (millions)
Apr-2023[2]	$8.13	$9.82	0.3585
Mar-2023	6.00	14.32	2.6505

Source: Capital IQ

The Warrants also trade on NASDAQ. The recent price and trading volume are summarized as below3:

Date	Trading Volume	Open Price	Close Price	Low Price	High Price	Average Low/High	Average Low/High VWAP
4/12/2023	100,097	$1.24	$1.15	$1.15	$1.24	$1.20	$1.17
4/11/2023	81,665	$1.11	$1.15	$1.11	$1.25	$1.18
4/10/2023	32,825	$1.05	$1.13	$1.05	$1.20	$1.13
4/6/2023	11,235	$1.12	$1.10	$1.09	$1.14	$1.12
4/5/2023	407,543	$1.15	$1.10	$1.10	$1.20	$1.15
4/4/2023	87,387	$1.15	$1.12	$1.11	$1.19	$1.15
4/3/2023	277,342	$1.17	$1.19	$1.15	$1.29	$1.22
3/31/2023	25,000	$1.13	$1.10	$1.10	$1.17	$1.14
3/30/2023	142,800	$1.20	$1.15	$1.12	$1.20	$1.16
3/29/2023	62,250	$1.15	$1.15	$1.11	$1.18	$1.15

Source: Nasdaq

Warrant Valuation

VRC has performed an analysis of the fair market value of the Warrants as of the Valuation Date. The fair market value is "fair market value" as defined in Section 1.1 of MI 61-101 as "the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay to a prudent and informed seller, each acting at arm's length with the other and under no compulsion to transact." As required by Section 6.4(2)(d) of MI 61-101, VRC has not made any downward adjustment to reflect the liquidity of the Warrants, the effect of the Offer on the Warrants or the fact that the Warrants do not form part of a controlling interest.

The Public Warrants have a strike price of $11.50 per share and are exercisable at any time from March 25, 2023 to February 23, 2028 (the "Expiration Date"). There are redemption features associated with the Public Warrants. The Private Placement Warrants have a strike price of $11.50 per share and are exercisable at any time from March 25, 2023 to February 23, 2028 (the "Expiration Date"). There are no redemption features associated with the Private Placement Warrants.

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2 The April 2023 period reflects trading from April 1, 2023 through April 12, 2023

3 The average of low and high prices was used as it is more indicative of average price over each trading day (versus close prices). The volume weighted average (VWAP) of mid-point of daily low and high prices over a 10-trading day period ending on the Valuation Date was used as the fair value indication of Public Warrants under Approach-1. The 10-trading day VWAP was used to smooth the fluctuations in the Public Warrants prices over a short period ending on the Valuation Date. The selected Public Warrants price indication is close to the closing price and falls between the low and high prices as of the Valuation Date.

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VRC observed the trading prices of the Warrants. VRC estimated the fair market value of the Public Warrants and Private Placement Warrants by using a Black-Scholes-Merton option pricing model ("Black Scholes" or "BSM"). The BSM formula for the fair value of a call option is:

Call Value = S0 · e(-y . T) N(d1) - K · e(-r . T) N(d2)

d1=	ln (S / K) + (r - y + σ2/2) T
σ · √T

d2=	d1 - σ · √T

where,
S = current stock price
K = exercise price
T = time to expiration
N(·) = cumulative standard normal distribution
σ = volatility of the stock returns
r = risk-free rate
y = dividend yield

The volatility or "σ" assumption for the Private Placement Warrants was derived from (1) observable traded prices of the Warrants (the "Public Warrants Observable Prices Approach") and ii) the volatilities of comparable publicly traded companies (the "Comparable Companies Estimated Volatility Approach").

Public Warrants Observable Prices Approach

In the Public Warrants Observable Prices Approach, the fair value of the Public Warrants was estimated based on the traded price of the Public Warrants. Under this approach, the fair value of the Public Warrants was estimated to be equal to the volume-weighted average of the mid-point of low and high daily prices over a 10-trading day period ending on the Valuation Date. The 10-trading day volume-weighted average price ("VWAP") was used to reduce the effect of fluctuations in Public Warrants prices over a short period of time before the Valuation Date. Next, the Public Warrants were modeled with a lattice model ("Lattice Model"), capturing the terms of Public Warrants. The volatility input to the Lattice Model was solved for such that the fair market value from the Lattice Model is equal to the fair market value based on observed traded prices for the Public Warrants. The fair market value of the Public Warrants based on this approach was $1.17 per warrant.

Similar to the Private Placement Warrants, the Public Warrants have a strike price of $11.50 per share and are exercisable at any time from March 25, 2023 to February 23, 2028. Unlike the Private Placement Warrants, the Public Warrants have two redemption features: (1) Hammerhead has the ability to redeem the Public Warrants for $0.01 if the stock price is above $18.00 for 20 business days within the 30-buiness day period ending on the 3rd trading day prior to redemption notice ("Soft-Call Redemption"), and (2) Hammerhead may redeem the Public Warrants for $0.10 per share at any time that the stock price is above $10.00 on the day prior to redemption notice ("Make-Whole Redemption"). The holder of the Public Warrants has the right to exercise the Warrants at any time, including after receiving the redemption notice.

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As mentioned above, the Public Warrants provide for early redemption and exercise. Early redemption or early exercise of the Public Warrants is modeled based on a comparison of immediate and the expected future payments. VRC developed a single factor binomial Lattice Model to incorporate the terms and conditions of the Public Warrants. The Lattice Model produces an estimated fair market value based upon changes in the price of the underlying common shares price over successive periods of time ("Nodes"). At each Node, the Lattice Model assumes that only two price movements are possible - an up or a down price movement. The Lattice Model is constructed around a risk-neutral probability framework and is recombining. The Lattice Model employed is a single-factor model where the growth of the price of the common stock is modeled using an up and down factor applied to the prior node's stock price. The Lattice Model is considered a single-factor model in that it solely incorporates uncertainty related to the company's common share value.

Each node of the Lattice Model evaluates the most optimal economic decision by the issuer and the holder, namely: (1) Soft-Call or Make-Whole Redemption by issuer, (2) Early Exercise by holder and (3) Wait (or do nothing) by both issuer and holder.

At each node the optimal payoff is computed based on Early Exercise, Soft-Call or Make-Whole Redemption, or Value of Wait via backward induction. The Value of Wait for each node of the lattice is the expected value of optimal payoffs corresponding to subsequent lattice nodes based on risk-neutral probabilities and as discounted with risk free rate. The fair value of the Public Warrants is the optional payoff corresponding to the very first node of the lattice model, i.e. time 0.

Based on this approach, volatility was estimated to be 21.5 percent. The resulting equity volatility of 21.5 percent was then used together with other inputs into the Black Scholes model to estimate the fair market value of the Private Placement Warrants. The fair market value of the Private Placement Warrants thus estimated is $1.26 per warrant.

Warrants	Public Warrants	Private Placement Warrants
Model Type	Binomial Lattice	Black Scholes
Strike Price	$11.50	$11.50
Stock Price [1]	$8.70	$8.70
Dividend Yield	0.0%	0.0%
Volatility	21.5%	21.5%
Risk Free Rate [2]	3.48%	3.48%
Expiration Date	2/23/2028	2/23/2028
Soft-Call Threshold for Lattice [3]	$18.5	NA
Fair Market Value of Warrants ($/warrant)	$1.17	$1.26

[1] Stock price input is estimated as the VWAP of the mid-point of daily low and high prices over a 10-trading day period ending on the Valuation Date.

[2] Risk Free rate corresponds to the remaining term of the Warrants, which is 4.86 years.

[3] Since it is not feasible to incorporate a path-dependent feature within a binomial framework, the soft-call threshold was estimated in a Monte Carlo simulation model based on the average of 30-day median stock prices across the simulation paths for which the soft-call threshold is satisfied (on a rounded basis).

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Comparable Companies Estimated Volatility Approach

Under the Comparable Companies Estimated Volatility Approach, VRC estimated the stock price volatility, or equity volatility, of six public companies (ARC Resources Ltd., Whitecap Resources Inc., Paramount Resources Ltd., NuVista Energy Ltd., Birchcliff Energy Ltd, Kelt Exploration Ltd."). A description of the comparable companies is provided below:

Description of Comparable Companies

ARC Resources Ltd.

ARC Resources Ltd. explores, develops, and produces crude oil, natural gas, condensate, and natural gas liquids in Canada. It primarily holds interests in the Montney properties located in northeast British Columbia and northern Alberta. ARC Resources Ltd. was founded in 1996 and is headquartered in Calgary, Canada.

Whitecap Resources Inc.

Whitecap Resources Inc., an oil and gas company, focuses on the acquisition, development, and production of oil and gas assets in Western Canada. The company's primary areas of focus of its development programs are in Northern Alberta and British Columbia, Central Alberta, and Saskatchewan. Whitecap Resources Inc. is headquartered in Calgary, Canada.

Paramount Resources Ltd.

Paramount Resources Ltd. explores for and develops conventional and unconventional petroleum and natural gas in Canada. The company holds interests in the Karr and Wapiti Montney properties covering an area of 185,000 net acres located south of the city of Grande Prairie, Alberta; Kaybob North Duvernay development, the Kaybob North Montney oil development and other low-decline, legacy shale gas, and conventional natural gas producing properties covering an area of 745,000 net acres located in west-central Alberta; and Willesden Green Duvernay development in central Alberta and shale gas producing properties in the Horn River Basin in northeast British Columbia covering an area of 811,000 net acres. Paramount Resources Ltd. was founded in 1976 and is based in Calgary, Canada.

NuVista Energy Ltd.

NuVista Energy Ltd., an oil and natural gas company, engages in the exploration, development, and production of oil and natural gas reserves in the Western Canadian Sedimentary Basin. It primarily focuses on the condensate rich Montney formation in the Wapiti and Pipestone areas of the Alberta Deep Basin. NuVista Energy Ltd. was incorporated in 2003 and is headquartered in Calgary, Canada.

Birchcliff Energy Ltd.

Birchcliff Energy Ltd., an intermediate oil and natural gas company, acquires, explores for, develops, and produces natural gas, light oil, condensate, and other natural gas liquids in Western Canada. The company holds interests in the Montney/Doig resource play located approximately 95 km northwest of Grande Prairie, Alberta. Its asset portfolio also includes various other properties, including the Elmworth and Progress areas of Alberta. Birchcliff Energy Ltd. is headquartered in Calgary, Canada.

Kelt Exploration Ltd.

Kelt Exploration Ltd., an oil and gas company, engages in the exploration, development, and production of crude oil and natural gas resources primarily in west central Alberta and northeastern British Columbia, Canada. The company markets its crude oil, natural gas, and natural gas liquids primarily to third party marketing companies. Kelt Exploration Ltd. was incorporated in 2012 and is headquartered in Calgary, Canada.

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The historical volatilities were estimated for the comparable companies over look-back periods similar to the remaining term of the Private Placement Warrants. Additionally, VRC considered the implied volatilities of the comparable companies' exchange traded options, which met the trading volume, moneyness and time to expiration criteria. The equity volatility for each peer company was estimated as the average of historical volatility and implied volatility, if available. Subsequently, the asset volatility of each comparable company was estimated based on its equity volatility and leverage and according to the Merton formula.

Comparable Companies	Equity Volatility	Asset Volatility
ARC Resources Ltd.	40.9%	35.9%
Whitecap Resources Inc.	44.2%	36.0%
Paramount Resources Ltd.	53.7%	52.0%
NuVista Energy Ltd.	59.9%	55.3%
Birchcliff Energy Ltd.	50.6%	48.0%
Kelt Exploration Ltd.	53.9%	53.3%

The asset volatility of Hammerhead was estimated as the average of the asset volatilities of the comparable companies, or 46.8 percent. Finally, the selected asset volatility was re-levered based on the Company's current and future expected leverage and according to the Merton formula.

Leverage (Debt to BEV) Basis	Leverage	Asset Volatility	Equity Volatility
Current Leverage	22.3%	46.8%	56.6%
Expected Future Leverage	0.0%	46.8%	46.8%

The selected equity volatility was the average of equity volatility under current leverage and expected future leverage of Hammerhead, or 52.0 percent (rounded).

The resulting equity volatility of 52.0 percent was then used together with other inputs into the lattice model and Black Scholes model to estimate the fair market value of the Public Warrants and the fair market value of the Private Placement Warrants, respectively. The fair market values of the Public Warrants and Private Placement Warrants thus estimated are $2.09 per warrant and $3.50 per warrant, respectively.

Warrants	Public Warrants	Private Placement Warrants
Model Type	Binomial Lattice	Black Scholes
Strike Price	$11.50	$11.50
Stock Price [1]	$8.70	$8.70
Dividend Yield	0.0%	0.0%
Volatility	52.0%	52.0%
Risk Free Rate [2]	3.48%	3.48%
Expiration Date	2/23/2028	2/23/2028
Fair Market Value of Warrants ($/warrant)	$2.09	$3.50

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[1] Stock price input is estimated as the VWAP of the mid-point of daily low and high prices over a 10-trading day period ending on the Valuation Date.

[2] Risk Free rate corresponds to the remaining term of the Warrants, which is 4.86 years.

Based upon and subject to the foregoing, it is our opinion that

(i) The fair market value of the Public Warrants is between $1.17 and $2.09 per Public Warrant.

(ii) The fair market value of the Private Placement Warrants is between $1.26 and $3.50 per Private Placement Warrant.

Respectfully submitted,

VALUATION RESEARCH CORPORATION

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The Letter of Transmittal, certificates for Warrants and any other required documents must be sent or delivered by each Tendering Warrantholder or the Tendering Warrantholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its mailing addresses specified below. Any other questions or requests may be directed to the Depositary at the email address and telephone numbers specified below.

Computershare Investor Services Inc.

Regular Mail:

Computershare Investor Services Inc.

P.O. Box 7021

31 Adelaide Street East
Toronto, ON M5C 3H2
Attention: Corporate Actions

Registered Mail, Hand or Courier:

8th Floor, 100 University Ave
Toronto, ON M5J 2Y1
Attention: Corporate Actions

For inquiries only:

Toll Free (within North America): 1 (800) 564-6253

Telephone (outside North America): 1 (514) 982-7555
Email: corporateactions@computershare.com

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Any questions or requests for assistance may be directed to the Depositary at the addresses and telephone number specified above. Warrantholders also may contact their broker, commercial bank, trust company or other nominee for assistance concerning the Offer. Additional copies of the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Depositary. Manually executed photocopies of the Letter of Transmittal will be accepted.